UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Marsh & McLennan Companies, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MARSH MERCER KROLL
GUY CARPENTER OLIVER WYMAN

2010

Marsh & McLennan Companies
Notice of Annual Meeting and Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the MMC Annual Meeting of Stockholders to be held on May 20, 2010: This proxy statement and MMC’s 2009 Annual Report are available at http://proxy2010.mmc.com.

Dear MMC Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Marsh & McLennan Companies, Inc. The meeting will be held at 10:00 a.m. on Thursday, May 20, 2010 in the second floor auditorium at 1221 Avenue of the Americas, New York, New York.

In addition to voting on the matters described in this proxy statement, we will use the meeting as an opportunity to report on MMC’s recent activities. You will be able to ask questions, and to meet your company’s directors and senior executives.

Whether or not you plan to attend the annual meeting, your vote is important and we urge you to participate in electing directors and deciding the other items on the agenda for the annual meeting. You will find information on how to vote in the first section of this proxy statement.

Very truly yours,

BRIAN DUPERREAULT

President & Chief Executive Officer

March 30, 2010

MARSH & McLENNAN COMPANIES, INC.

1166 Avenue of the Americas

New York, New York 10036-2774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Time:	10:00 a.m. Local Time
Date:	May 20, 2010
Place:	Second Floor Auditorium
1221 Avenue of the Americas
New York, New York 10020

Purpose:

1.	To elect eight persons named in the accompanying proxy statement to serve as directors for a one-year term;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm;

3.	To vote on one stockholder proposal; and

4.	To conduct any other business that may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of all director nominees, “FOR” the ratification of the selection of Deloitte & Touche LLP and “AGAINST” the stockholder proposal.

This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about March 30, 2010. These materials describe the matters being voted on at the annual meeting and contain certain other information. In addition, these materials are accompanied by a copy of MMC’s 2009 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2009. In these materials we refer to Marsh & McLennan Companies, Inc. as “MMC,” “we” and “our.”

Only stockholders of record on March 22, 2010 may vote, in person or by proxy, at the annual meeting. If you plan to attend the meeting in person, you will need proof of record or beneficial ownership of MMC common stock as of that date in order to enter the meeting.

Your vote is important. If you accessed this proxy statement through the Internet after receiving a Notice of Internet Availability of Proxy Materials, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

LUCIANA FATO

Corporate Secretary

March 30, 2010

INFORMATION ABOUT OUR ANNUAL MEETING

AND SOLICITATION OF PROXIES

Why have I received a Notice regarding Internet Availability of Proxy Materials instead of printed copies of these materials in the mail?

In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail or electronic copy by e-mail), the Notice contains instructions on how to do so. Stockholders who are current employees of MMC or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.

Who can vote on the matters being decided at the annual meeting?

With respect to each matter properly brought before the meeting, each stockholder (of record or beneficial) who held shares as of March 22, 2010, which we refer to as the record date, is entitled to one vote, in person or by proxy, for each share of common stock held as of that date. As of the record date, there were outstanding 540,816,510 shares of MMC common stock entitled to vote.

Stockholders of Record: If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent BNY Mellon, you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy. In accordance with Delaware law, a list of MMC’s common stockholders of record as of the record date will be available for inspection at the principal executive offices of MMC at 1166 Avenue of the Americas, New York, New York for at least ten days prior to the annual meeting.

Beneficial (“Street Name”) Stockholders: If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account at a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name.” The intermediary is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account. Your voting instructions will direct the intermediary how to vote your shares.

How do I vote?

Whether you hold shares as a stockholder of record or beneficial owner, you may direct how your shares are voted without attending the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted. If you are a stockholder of record, you may vote by submitting a proxy in accordance with the instructions included in your Notice or on your proxy card. If you are a beneficial owner holding shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the Notice or voting instruction card provided to you by that organization. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are voting and corporations should vote by an authorized officer whose title should be indicated.

You may vote in the following manner:

By Telephone or the Internet—Stockholders may vote their shares via telephone or the Internet as instructed in the Notice or the proxy card, depending on how they received the proxy materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

By Mail—Stockholders who receive hard copies of the proxy materials may choose to vote by mail and, if they so choose, should complete, sign and date their proxy card or voting instruction card and mail it in the pre-addressed envelope included with the proxy materials. Note that, if you sign and return a proxy or voting instruction card, but do not specify how to vote, your shares will be voted with management, which will be in favor of our director nominees (Item 1), in favor of Item 2 and against Item  3.

Can I vote my shares in person at the annual meeting?

Yes. However, even if you plan to attend the meeting, we recommend that you vote in advance of the meeting in order to ensure that your vote is counted. If you vote in advance and then attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the annual meeting, you must obtain from your broker, bank or other intermediary record holder a valid proxy giving you the right to vote the shares, and bring that proxy to the meeting.

Can I change my vote?

Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by (i) submitting a new proxy with a later date, (ii) voting in person at the annual meeting or (iii) sending written notification of revocation addressed to:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774

Attn: Corporate Secretary

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or other intermediary, following the instructions they provided; or, if you have obtained a legal proxy from your broker or other intermediary giving you the right to vote your shares, by attending the meeting and voting in person.

Who can attend the annual meeting?

Stockholders (of record or beneficial), their proxy holders and MMC’s guests may attend the meeting. Verification of share ownership will be requested at the admissions desk. If your shares are held in street name, you must bring to the meeting an account statement or letter from the record holder (i.e., the broker, bank, trustee or other intermediary organization that holds your shares) indicating that you were the beneficial owner of the shares on March 22, 2010.

What are the requirements to conduct business at the annual meeting?

In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.

What are the voting requirements to elect directors and to approve the other proposals discussed in this proxy statement?

The voting standards applicable to the annual meeting are as follows:

Election of Directors

At the 2010 annual meeting, the election of directors will be “uncontested,” meaning that the number of nominees does not exceed the number of directors to be elected. MMC’s by-laws provide that in an uncontested election, a nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” the nominee’s election. Abstentions will not be included in the total number of votes cast and therefore will have no effect on the election’s outcome.

Important Note Regarding Voting for Directors: In the past, brokers had discretionary authority to vote in the election of directors if they did not receive instructions from a beneficial owner. Due to a change in the rules of the New York Stock Exchange (“NYSE”), the election of directors is no longer considered a “routine” matter and thus brokers no longer have this discretionary authority. (See “Significance of Broker Nonvotes” below). Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted in the election of directors in order for your shares to be counted in the election.

MMC’s Guidelines for Corporate Governance address the procedures to be followed if an incumbent director standing for reelection in an uncontested election of directors fails to receive a majority of the votes cast. See “Director Election Voting Standard” at page 11.

Other Proposals

The other items on the agenda for the annual meeting will be decided by the affirmative vote of a majority of the shares of MMC common stock present or represented and entitled to vote on the matter. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of voting on these items, while broker nonvotes (described below) will not. Abstentions have the effect of a vote “against” the proposals.

Significance of “Broker Nonvotes”

The rules of the NYSE provide that, when a matter to be voted on at an annual meeting is “non-routine,” a broker holding shares of record on behalf of a client may vote those shares only if the broker has received voting instructions from the client. If the broker has not received voting instructions from the client, the broker may submit a proxy, but may not vote the client’s shares on the matter(s) for which instructions were required but not provided. When a broker submits a proxy, but refrains from voting in this way, a “broker nonvote” occurs. Shares subject to a broker nonvote are not counted as present or represented with respect to the non-routine matters being addressed at the annual meeting; however, they are counted as present and represented for purposes of determining the presence of a quorum at the annual meeting. Under the rules of the NYSE, the election of directors (Item 1) and the stockholder proposal (Item 3) are considered non-routine.

Could additional matters be decided at the annual meeting?

As of the date of this proxy statement, we do not know of any matters not described in this proxy statement that will be presented at the meeting. However, if any other matter shall properly come before the meeting, the persons named in the proxy will use their discretion to vote on such matter on behalf of shares for which proxies were submitted.

Who conducts the annual meeting?

The independent chairman of MMC’s Board of Directors acts as chairman of the annual meeting, and has the authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting.

Who will count the votes at the annual meeting?

One or more representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.

How may I obtain electronic delivery of proxy materials in the future?

Most stockholders may elect to receive future proxy statements and annual reports electronically via e-mail or the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you may choose this electronic delivery option by following the instructions provided when you vote over the Internet. Active employees of MMC who hold MMC common stock in certain employee stock plan accounts or are stockholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts.

If you are a beneficial owner who holds shares in street name, it is likely that you will have the option to choose future electronic delivery of proxy materials when you vote over the Internet. Otherwise, please contact your broker or other intermediary holder of record for information regarding electronic delivery of proxy materials.

Stockholders who receive their proxy materials electronically receive an e-mail message with instructions on how to access the proxy statement and annual report and vote. If you have chosen to receive proxy materials electronically, your choice will remain in effect until you revoke it.

What is “householding”?

Holders of Record and in Employee Benefit Plan Accounts

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record or who hold shares in certain of our employee benefit plan accounts and who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting, and, in the case of those who receive hard copies of the proxy materials, separate proxy cards. Householding does not in any way affect dividend check mailings.

If you hold MMC common stock of record or in an employee benefit plan account and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from MMC, you may revoke your consent to householding at any time by calling Broadridge Financial Solutions, Inc. toll-free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Beneficial Stockholders

A number of brokerages and other institutional holders of record have implemented householding. If you are a beneficial owner who holds shares in street name, please contact your broker or other intermediary holder of record to request information about householding.

How may I obtain another set of proxy materials?

This proxy statement and our 2009 Annual Report can be viewed on (and printed from) our website at http://proxy2010.mmc.com. If you wish to receive a separate paper copy of our annual report or proxy statement, you may telephone MMC’s office of Investor Relations at (212) 345-5475 or write to:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774

Attn: Investor Relations

Who will bear the cost of this proxy solicitation?

We pay the expenses of preparing and distributing the proxy materials and soliciting proxies. We also reimburse brokers and other institutional record holders for their expenses in forwarding these materials to, and obtaining voting instructions from, beneficial owners of MMC common stock.

In addition to the distribution of this proxy statement and instructions for voting at the annual meeting, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or agents. We have retained Georgeson Inc. as our agent to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

CORPORATE GOVERNANCE

We describe key features of MMC’s corporate governance environment below, and also in the next section of this proxy statement, captioned “Board of Directors and Committees.” MMC’s key corporate governance materials are available online at http://www.mmc.com/corpgov.html.

Enhanced Corporate Governance Environment

The Board of Directors has taken a series of actions designed to enhance MMC’s corporate governance environment. Highlights of these actions include:

■	Board Independence. Currently, 11 of MMC’s 12 directors are independent.

■

Independent Chairman. In 2005, MMC separated the roles of chief executive officer and chairman by selecting an independent director to act as chairman of the Board. In 2006, we confirmed this approach as a general matter of MMC policy.

■	Majority Voting in Director Elections. In 2006, the Board amended MMC’s by-laws to provide that in uncontested elections, director candidates must be elected by a majority of the votes cast.

■

Offer to Resign upon Change in Circumstances. In 2006, the Board adopted a policy stating that any director undergoing a significant change in personal or professional circumstances must offer to resign from the Board.

■

Senior Executive Equity Ownership Requirements. In 2006, the Board approved equity ownership standards, requiring senior executives to acquire, within five years, MMC equity with a value equal to a specified multiple of base salary.

■

Director Equity Ownership Requirements. In 2006, the Board established an affirmative requirement that directors acquire and hold a minimum of $100,000 worth of MMC equity within three years of joining the Board.

■

Compensation Structure for Independent Directors. In 2007, the Board revamped its director compensation structure to provide greater transparency to investors; among other steps, the Board abolished meeting fees and retainers for non-chair committee membership.

■	Expiration of Poison Pill. In 2007, the Board allowed MMC’s Rights Agreement to expire without renewal.

■

Stockholder Approval of Severance Agreements. In 2007, the Compensation Committee approved a policy requiring that MMC obtain stockholder approval for severance agreements with certain senior executives that provide for cash severance that exceeds 2.99 times his or her base salary and three-year average annual short-term incentive award.

■

“Double-Trigger” Condition for Vesting of Equity-Based Awards upon a Change in Control. In 2007, the Compensation Committee directed that a “double-trigger” condition apply to the vesting of all equity-based awards granted after March 15, 2007 upon a change in control of MMC.

■

Bonus “Clawback” Policy. In 2007, the Compensation Committee adopted a policy that MMC will seek to recoup (or “claw back”) certain senior executive bonuses in the event of misconduct leading to a financial restatement.

■

Annual Election of Directors. In 2008, MMC stockholders approved a company–sponsored amendment to MMC’s charter to eliminate a classified board structure. Beginning at MMC’s 2009 annual meeting, directors were elected for one-year terms, with the entire Board up for reelection annually beginning in 2011.

■

Stockholder Right to Call Special Meetings. In 2009, the Board amended MMC’s by-laws to allow stockholders of record of at least twenty percent (20%)  of the voting power of the outstanding common stock of MMC to call a special meeting.

Guidelines for Corporate Governance

MMC’s Guidelines for Corporate Governance (our “Governance Guidelines”) are the means by which MMC and the Board of Directors formally express many of our governance policies. The Governance Guidelines were initially adopted by the Board in May 2003. The Board has subsequently amended them from time to time. The Governance Guidelines are posted on our website at http://mmc.com/about/GuidelinesCorporateGovernance.pdf.

The Governance Guidelines address a range of corporate governance matters, including the following (parenthetical references are to the relevant section of the Governance Guidelines):

■	Specific Board functions, such as:

☐	evaluation of CEO performance and approval of CEO compensation;

☐	reviewing MMC’s strategic and operating plans, financial objectives and major corporate actions;

☐	assessing major risks facing MMC and options for their mitigation;

☐	overseeing the integrity of MMC’s financial statements and financial reporting processes;

☐	ensuring the adequacy of MMC’s processes for legal and ethical compliance; and

☐	monitoring the effectiveness of MMC’s corporate governance practices. (Section B)

■	CEO/independent chairman separation. (Section F.2)

■	CEO succession planning and management development. (Section C)

■	Majority voting in director elections. (Section E.3)

■	Stockholder reelection of directors elected by the Board between annual meetings. (Section E.4)

■	Director qualification standards and director independence. (Sections D.2 and D.3)

■	Retirement requirements for independent directors. (Section E.6)

■	Executive sessions of independent directors at every in-person meeting of the Board. (Section H.3)

■	Limits on other public board service. (Section D.5)

■	Director and senior management stock ownership requirements. (Sections K.2 and K.3)

■	Board access to management and outside advisors. (Section I)

Director Independence

The Board has determined that all directors other than Mr. Duperreault are independent. With 11 independent directors out of 12, the Board has satisfied its objective that a substantial majority of MMC’s directors should be independent of management.

For a director to be considered “independent,” the Board must affirmatively determine that the director has no direct or indirect material relationship with MMC. The Board has established categorical standards to assist it in making determinations of director independence. These standards conform to, or are more exacting than, the independence requirements provided in the NYSE listed company rules. MMC’s director independence standards are set forth as Annex A to our Governance Guidelines. With respect to Mr. Nolop, the Board considered that he is an executive officer of a company that, in each of the preceding three fiscal years, did not receive payments from MMC, and made payments to MMC in an amount significantly less than the greater of $1 million or 2% of that company’s total net revenues.

All members of the Audit, Compensation, Compliance, and Directors and Governance Committees must be independent directors as defined by MMC’s Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC and NYSE independence requirement, which provides that they may not be affiliates and may not accept directly or indirectly any consulting, advisory or other compensatory fee from MMC or any of its subsidiaries, other than their directors’ compensation. Under our Governance Guidelines, if a director whom the Board has deemed independent has a change in circumstances or relationships that might cause the Board to reconsider that determination, he or she must immediately notify the chairman of the Board and the chair of the Directors and Governance Committee.

Codes of Conduct

MMC’s reputation is fundamental to our business. MMC’s directors and officers and other employees are expected to act ethically at all times. To provide guidance in this regard, MMC has adopted a Code of Business Conduct and Ethics, which applies to all of the above individuals. MMC has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer and controller. Both of these codes are posted on the MMC website at http://www.mmc.com, and print copies are available to any stockholder upon request. We will disclose any amendments to, or waivers of, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers on our website within four business days.

Review of Related-Person Transactions

MMC maintains a written Policy Regarding Related-Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between MMC and related persons. The policy is administered by the Directors and Governance Committee with assistance from MMC’s Corporate Secretary.

The policy applies to any “related-person transaction.” This means a transaction (i) involving MMC or any of its subsidiaries, (ii) which involves an aggregate value of $120,000 or more and (iii) in which a related person has a direct or indirect material interest. A “related person” means a director or executive officer of MMC, a nominee for election as a director of MMC, a beneficial owner of more than five percent of MMC’s outstanding common stock or an immediate family member of any of the foregoing persons.

In determining whether to approve or ratify a related-person transaction, the Directors and Governance Committee will review the facts and circumstances it considers relevant. These may include: the commercial reasonableness of the terms of the transaction; the benefits of the transaction to MMC; the availability of other sources for the products or services involved in the transaction; the materiality and nature of the related person’s direct or indirect interest in the transaction; the potential public perception of the transaction; and the potential impact of the transaction on any director’s independence. The Directors and Governance Committee will approve or ratify the related-person transaction only if the Committee, in its sole good faith discretion based on the facts and circumstances it considers relevant, determines that the related-person transaction is in, or is not inconsistent with, the best interests of MMC and its stockholders.

If the Directors and Governance Committee determines not to approve or ratify a related-person transaction, the transaction shall not be entered into or continued, as the case may be. No member of the Directors and Governance Committee will participate in any review or determination with respect to a related-person transaction if the Committee member or any of his or her immediate family members is the related person.

Communicating Concerns Regarding Accounting Matters

MMC’s Audit Committee has established procedures to enable anyone who has a concern about MMC’s accounting, internal accounting controls or auditing practices to communicate that concern directly to the Audit Committee. These communications, which may be made on a confidential or anonymous basis, may be submitted in writing or by telephone, as follows:

By mail to:

Marsh & McLennan Companies, Inc.

Audit Committee of the Board of Directors

c/o Corporate Secretary

1166 Avenue of the Americas

New York, New York 10036-2774

By telephone to the MMC Ethics & Compliance Line:

Canada & the U.S.: 1-800-381-2105

Outside Canada & the U.S, use your country’s AT&T Direct® service number to reach the MMC Ethics & Compliance Line toll-free.

Further details of MMC’s procedures for handling complaints and concerns of employees and other interested parties regarding accounting matters are posted on our website at http://www.mmc.com/corpgov.html. MMC policy prohibits retaliation against anyone who raises a concern of the type described above.

Communicating with Directors

Holders of MMC securities and other interested parties may send communications to the Board of Directors, the independent chairman or the independent directors as a group by mail (addressed to the Corporate Secretary) or by telephone as indicated above. Items unrelated to the directors’ duties and responsibilities as Board members may be excluded by the Corporate Secretary, including solicitations and advertisements; junk mail; product-related communications; surveys and job referral materials such as resumes.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition, Leadership and Size

Our Board of Directors currently has 12 members. The only member of management who serves on the Board is Brian Duperreault, MMC’s president and chief executive officer. Stephen R. Hardis is the Board’s independent chairman. As stated above under “Corporate Governance,” the chairman of the MMC Board has been an independent director since 2005. The Board believes that this currently is the best leadership structure for MMC and will continue to periodically evaluate whether the structure is in the best interests of stockholders.

As stated in our Governance Guidelines, the Board of Directors has determined that 10–14 directors is currently an appropriate range, and the current number of 12 the appropriate size, for MMC’s Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual accountability. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of an outstanding director candidate in whom the Board may become interested at a future time. The Directors and Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Director Qualifications and Nomination Process

As provided in our Governance Guidelines, all MMC directors must demonstrate the highest standards of ethics and integrity, must be independent thinkers with strong analytical ability, and must be committed to representing all MMC stockholders rather than any particular interest group. In addition to the foregoing characteristics, the Board evaluates each prospective director candidate by reference to the following criteria (which are not listed in any order of importance): (i) the candidate’s personal and professional reputation and background; (ii) the candidate’s industry knowledge; (iii) the candidate’s experience with businesses or other organizations comparable to MMC in terms of size or complexity; (iv) the interplay of the candidate’s skills and experience with those of the incumbent directors; (v) the extent to which the candidate would provide substantive expertise that is currently sought by the Board or any committees of the Board; (vi) the candidate’s ability to commit the time necessary to fulfill a director’s responsibilities; (vii) relevant legal and regulatory requirements and evolving best practices in corporate governance; and (viii) any other criteria the Board deems appropriate.

The Board, taking into account the recommendation of the Directors and Governance Committee, is responsible for nominating a slate of director candidates for election at MMC’s annual meeting of stockholders. The Board has delegated to the Directors and Governance Committee the authority, when circumstances so warrant, to identify, screen and recommend to the Board potential new director candidates. The Directors and Governance Committee periodically reviews with the Board the skills and characteristics to be sought in any new director candidates, as well as the overall composition and structure of the incumbent Board. The Committee has a longstanding commitment to maintaining a diverse and inclusive Board, and when seeking new director candidates, takes into account such factors as the Board’s current mix of skills, backgrounds and experience, as well as the gender, racial, ethnic and cultural diversity of each potential candidate.

Stockholder Nominations for Director Candidates

The Directors and Governance Committee will consider director candidates recommended by stockholders if the recommendation is submitted in writing at the address below. As described in Article II of MMC’s by-laws, stockholders may submit nominations of persons for election as directors of MMC at an annual meeting of stockholders provided that the proposing stockholder is a stockholder of record both at the time the nomination is submitted and at the time of the annual meeting, is entitled to vote at the annual meeting and complies with the notice procedures set forth in Section 2.10 of the by-laws. The notice of nomination must meet certain guidelines as to timeliness and form, described below, and be delivered to the MMC Corporate Secretary at MMC’s principal executive offices:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774

Attn: Directors and Governance Committee

c/o Corporate Secretary

The notice must be delivered not earlier than 5:00 p.m. Eastern Time on the 120th day, and not later than 5:00 p.m. Eastern Time on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the upcoming annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s annual meeting, the notice must be delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of the annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of the annual meeting and (y) the 10th day following the day on which the date of the rescheduled annual meeting is first publicly announced by MMC.

The director nomination notice must include certain information regarding the director nominee, the proposing stockholder and any associate of the proposing stockholder (such as a beneficial owner of shares owned of record or beneficially by the proposing stockholder). With respect to the proposing stockholder, required information includes all ownership interests in MMC common stock and derivatives of MMC securities. With respect to the director nominee, the notice must include the information required to be disclosed in a proxy statement with respect to candidates for election as directors, including the nominee’s written consent to be named in the proxy statement as a nominee and to serve as director of MMC if elected. The notice also must be accompanied by a letter from the nominee containing certain representations regarding the nominee’s independence and compliance with MMC’s publicly disclosed corporate governance and other policies and guidelines. The exact notice requirements for director nominations for annual meetings of stockholders are described in detail in Article II, Section 2.10 of MMC’s by-laws.

Director Election Voting Standard

MMC’s by-laws provide that in an uncontested election of directors (i.e., where the number of nominees does not exceed the number of directors to be elected), a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. See the discussion under “What are the voting requirements to elect directors and to approve the other proposals discussed in this proxy statement?” on page 3 above.

In connection with MMC’s majority voting standard for director elections, the Board has adopted the following procedures, which are set forth more fully in Section E.3 of our Governance Guidelines:

■

The Board shall nominate for election only director candidates who agree to tender to the Board an irrevocable resignation that will be effective upon (i) a director’s failure to receive the required number of votes for reelection at the next meeting of stockholders at which he or she faces reelection and (ii) the Board’s acceptance of such resignation.

■	Following a meeting of stockholders at which an incumbent director who was a nominee for reelection does not receive the required number of votes for reelection,

the Directors and Governance Committee shall make a recommendation to the Board as to whether to accept or reject such director’s resignation. Within 90 days following the certification of the election results, the Board shall decide whether to accept or reject the director’s resignation and shall publicly disclose that decision and its rationale.

■

If the Board accepts a director’s resignation, the Directors and Governance Committee will recommend to the Board whether to fill the resultant vacant Board seat or reduce the size of the Board. If the Board rejects a director’s resignation, the director shall, in accordance with Delaware law, continue in office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Attendance

The Board held 12 meetings, including telephonic meetings, during 2009. The average attendance by directors at meetings of the Board and its committees held during 2009 was approximately 94%. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Board’s policy is to have all directors attend annual meetings of stockholders and, barring unforeseen circumstances, all directors are expected to attend our annual meeting of stockholders in 2010. All but two of our directors were present at the 2009 annual meeting.

Tenure

MMC’s Guidelines for Corporate Governance provide that an independent director shall retire at the annual meeting of stockholders following his or her 75th birthday. Directors who are employees of MMC, in the normal course, resign from the Board when their employment ceases.

Executive Sessions

The independent directors meet in executive session without management at regularly scheduled in-person Board meetings. The independent chairman of the Board presides at these meetings.

Risk Oversight

It is the responsibility of MMC’s senior management to assess and manage MMC’s exposure to risk and to bring to the Board of Directors’ attention the most material risks facing MMC. The Board oversees risk management directly and through its committees. The Audit Committee and the Compliance Committee regularly review MMC’s policies and practices with respect to risk assessment and risk management, including discussing with management MMC’s major risk exposures and the steps that have been taken to monitor and control such exposures. The Directors and Governance Committee considers risks related to succession planning and the Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of executive compensation programs and arrangements. See below for additional information about the Board’s committees.

Committees

Our Board has established an Audit Committee, a Compensation Committee, a Compliance Committee (which is a subcommittee of the Audit Committee), a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee to assist the Board in discharging its responsibilities. Following each committee meeting, the respective committee chair reports the highlights of the meeting to the full Board.

Membership on each of the Audit, Compensation, Compliance and Directors and Governance Committees is limited to independent directors as required by MMC, the listing standards of the NYSE and the SEC’s independence rules. The charters for these committees can be viewed on our website at http://www.mmc.com/corpgov.html.

The table below indicates current committee assignments and the number of times each committee met in 2009:

Director	Audit	Compliance	Compensation	Directors and Governance	Finance	Corporate Responsibility	Executive
Leslie M. Baker, Jr.	X	X			X(chair)
Zachary W. Carter	X	X(chair)					X
Brian Duperreault					X		X
Oscar Fanjul			X		X
H. Edward Hanway	X	X				X
Stephen R. Hardis			X	X	X		X(chair)
Gwendolyn S. King				X(chair)			X
Lord Lang			X(chair)	X	X		X
Bruce P. Nolop	X				X	X
Marc D. Oken	X(chair)				X		X
Morton O. Schapiro			X	X
Adele Simmons				X		X(chair)

2009 Meetings (1)	10	5	6	5	9	5	1

(1)	Includes telephonic meetings.

Audit Committee

The Audit Committee is charged with assisting the Board in fulfilling its oversight responsibilities with respect to:

■	the integrity of MMC’s financial statements;

■	the qualifications, independence and performance of MMC’s independent registered public accounting firm;

■	the performance of MMC’s internal audit function; and

■	compliance by MMC with legal and regulatory requirements.

The Audit Committee selects, oversees and approves, pursuant to a pre-approval policy, all services to be performed by MMC’s independent registered public accounting firm. MMC’s independent registered public accounting firm reports to the Audit Committee.

All members of the Audit Committee are “financially literate,” as defined by the NYSE and determined by the Board. The Board has determined that H. Edward Hanway, Bruce P. Nolop and Marc D. Oken have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert.”

Compliance Committee

The Compliance Committee is a subcommittee of the Audit Committee. The Compliance Committee assists the Audit Committee and the Board with the oversight of MMC’s compliance with legal and regulatory requirements, and discharges such other responsibilities relating to compliance oversight as the chair of the Audit Committee may assign to the Compliance Committee from time to time.

Compensation Committee

Among other things, the Compensation Committee:

■	evaluates the performance and determines the compensation of MMC’s president and chief executive officer;

■	reviews and approves the compensation of other senior executives; and

■	oversees MMC’s incentive compensation plans and equity-based plans, and discharges the responsibilities of the Committee set forth in these plans.

Meeting Schedule: The Compensation Committee met six times in 2009, including a special, half-day meeting in February for annual decisions on compensation. Decisions relating to significant matters are usually presented to the Compensation Committee and discussed at more than one meeting to allow for full consideration of the implications and possible alternatives before a final decision is made. The Compensation Committee receives support from its independent compensation consultant and MMC management, including the MMC human resources department, as described below.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to the chair of the Compensation Committee or a subcommittee of the Compensation Committee. If necessary, the chair is authorized to take Compensation Committee action in between regularly scheduled meetings of the Compensation Committee, within certain guidelines. If any such action is taken, the chair reports such action to the Compensation Committee at its next regularly scheduled meeting.

Independent Compensation Consultant: The Compensation Committee engaged an independent compensation consultant from Towers Perrin for 2009. The independent compensation consultant assists the Compensation Committee in performing its duties and makes recommendations to the Compensation Committee to help ensure that our executive compensation programs are consistent with our objectives. The independent compensation consultant reports directly to the Compensation Committee and provides advice and analysis solely to the Compensation Committee. The independent compensation consultant supports the Compensation Committee by:

■	participating by invitation in meetings, or portions of meetings, of the Compensation Committee in order to advise the Compensation Committee on specific subjects that arise;

■	offering professional advice regarding the compensation and policy recommendations presented to the Compensation Committee by MMC management and the MMC human resources department; and

■	supplying independent data regarding the compensation practices of comparable companies.

The Compensation Committee requested and received advice from the independent compensation consultant with respect to all significant matters addressed by the Compensation Committee during 2009. For 2009, neither the independent compensation consultant nor any of its affiliates provided any services to MMC or its affiliates other than services and products for a nominal amount during 2009.

MMC Management: MMC management, including the MMC human resources department, supports the Compensation Committee by:

■	developing meeting agendas in consultation with the chair of the Compensation Committee and preparing background materials for Compensation Committee meetings; and

■

making recommendations to the Compensation Committee on MMC’s compensation philosophy, short- and long-term incentive compensation design, and other key governance initiatives, including by providing input as to the individual performance component of annual short-term incentive compensation, as discussed in further detail in “Compensation of Executive Officers—Compensation Discussion & Analysis” beginning on page 28; and

■	responding to actions and initiatives proposed by the Compensation Committee.

In addition, MMC’s president and chief executive officer provides recommendations with respect to the compensation of other senior executives.

MMC’s president and chief executive officer and senior members of MMC’s human resource department attend Compensation Committee meetings when invited, but are not present for executive sessions or for any discussion of their own compensation.

Timing and Procedures of Equity-Based Compensation Awards: Awards under the annual long-term incentive compensation program are granted after the end of the year at a prescheduled meeting of the Compensation Committee. Awards in 2010 were approved at a Compensation Committee meeting on February 22, 2010 and, consistent with our historical practice, were granted on that date. The stock options granted on February 22, 2010 have an exercise price equal to the average of the high and low trading prices on February 19, 2010, the trading day immediately preceding the grant date.

The Compensation Committee periodically awards stock options and restricted stock units to new hires, as well as to continuing executives for retention purposes. These awards are granted at regularly scheduled Compensation Committee meetings. The Compensation Committee has also authorized MMC’s president and chief executive officer to make such awards to individuals who are not senior executives, subject to additional limitations. These awards are granted on the first trading day of the month following the MMC president and chief executive officer’s approval of the award. Restricted stock unit awards are typically denominated as a dollar value and then converted into a number of restricted stock units using the average of the high and low trading prices of MMC common stock on the trading day immediately preceding the grant date. Stock options granted in 2009 were made as to a specific number of shares underlying the stock options. All stock options have an exercise price equal to the average of the high and low trading prices of MMC common stock on the trading day immediately preceding the grant date. We believe that our granting procedures effectively protect against the manipulation of grant timing for employee gain.

The MMC human resources department periodically monitors and updates the Compensation Committee on the usage of shares for equity-based awards and the number of shares available for future awards under our equity-based compensation plans. As part of the process of granting annual long-term incentive compensation, the Compensation Committee considers share usage to ensure that annual long-term incentive compensation awards are at a reasonable level.

Directors and Governance Committee

Among other things, the Directors and Governance Committee:

■	develops, reviews and periodically reassesses MMC’s corporate governance principles and recommends proposed changes to the Board;

■	oversees the development and implementation of succession planning for MMC’s president and chief executive officer;

■	identifies, considers and recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election at the annual meeting;

■	in consultation with the Board committee chairs, recommends committee assignments to the Board;

■	reviews and makes recommendations to the Board regarding compensation of MMC’s independent directors; and

■	develops processes for and oversees annual assessments of the Board’s performance and effectiveness.

Finance Committee

The Finance Committee reviews and makes recommendations to the Board concerning, among other matters: MMC’s capital structure, capital management and methods of corporate finance, including proposed issuances of securities or other financing transactions; and proposed acquisitions, divestitures or other strategic transactions.

Corporate Responsibility

The Corporate Responsibility Committee reviews MMC’s responsibilities and activities as a corporate citizen. In particular, the committee is charged with identifying and analyzing environmental, political and philanthropic issues and trends, nationally and internationally, that may be relevant to MMC’s strategic goals, business performance or corporate reputation, and with making related recommendations to the Board as appropriate.

Executive Committee

The Executive Committee is empowered to act for the full Board during the intervals between Board meetings, except with respect to matters that, under Delaware law or MMC’s by-laws, may not be delegated to a committee of the Board. The Executive Committee meets as necessary, with all actions taken by the Committee reported at the next Board meeting. The Executive Committee met once in 2009.

Director Compensation

Executive Directors

Executive directors (currently only Mr. Duperreault) receive no compensation for their service as directors.

Independent Directors

The Board’s compensation year runs from June 1 through May 31. Effective June 1, 2009, the start of the Board’s compensation year, the default form of payment of the basic annual retainer was changed. As a result, MMC’s independent directors were compensated under the Board’s historical pay arrangements from January 1 through May 31, 2009, and under the revised pay arrangements from June 1 through December 31, 2009.

Historically, 25% of an independent director’s cash-denominated basic annual retainer was paid in MMC common stock. Effective June 1, 2009, this requirement was removed, with the result that the full $100,000 basic annual retainer is paid in cash. The independent chairman of the Board and committee chairs receive supplemental retainers as described in the table below. The annual retainer and the supplemental retainers are paid quarterly (for pay periods ending on August 15, November 15, February 15 and May 15). Under the terms of MMC’s Directors’ Stock Compensation Plan, independent directors may elect to receive these retainer amounts in cash, MMC common stock or a combination thereof, as the director elects. On June 1 of each year, all independent directors receive a grant of MMC common stock with a fair market value of $100,000 on the grant date (based on the high and low prices on the immediately preceding trading date). Under the Directors’ Stock Compensation Plan, an independent director may defer receipt of all or a portion of any compensation to be paid in MMC common stock until a specified future date. Independent directors are also eligible to participate in MMC’s matching-gift program for certain charitable gifts by employees.

The current compensation scheme for independent directors is summarized in the table below:

Elements of Independent Director Compensation—2009 Board Compensation Year
Basic Annual Retainer for All Independent Directors	$100,000 in cash
Supplemental Annual Retainer for Independent Chairman of the Board	$150,000 in cash
Supplemental Annual Retainer for Committee Chairs	$15,000 in cash
Annual Grant of MMC Common Stock (June 1 of each year) under MMC Directors’ Stock Compensation Plan	Number of shares having grant-date market value of $100,000.

2009 Independent Director Compensation

The table below indicates total compensation received by independent directors for service on the Board and its committees during fiscal 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Leslie M. Baker, Jr.	102,500	100,000	—	202,500
Zachary W. Carter (4)	102,500	100,000	5,000	207,500
Oscar Fanjul (5)	87,500	100,000	—	187,500
H. Edward Hanway (6)	—	—	—	—
Stephen R. Hardis (7)	237,500	100,000	—	337,500
Gwendolyn S. King	102,500	100,000	—	202,500
Lord Lang	102,500	100,000	—	202,500
Bruce P. Nolop	87,500	100,000	4,250	191,750
Marc D. Oken	102,500	100,000	—	202,500
David A. Olsen (8)	87,500	100,000	—	187,500
Morton O. Schapiro	87,500	100,000	5,000	192,500
Adele Simmons	102,500	100,000	5,000	207,500

(1)	The amounts in this “Fees Earned or Paid in Cash” column reflect payments of the $100,000 basic annual retainer made during fiscal 2009, as well as any supplemental retainer payable during fiscal 2009, in each case representing portions of the 2008 and 2009 Board compensation years (which run from June 1 to May 31). For the 2008 Board compensation year, independent directors received 25% of their $100,000 basic annual retainer in the form of MMC common stock (on June 1, 2008), and the balance ($75,000) in cash, payable in four quarterly installments of $18,750 each. For the 2009 Board compensation year, independent directors received the full amount of the basic annual retainer in cash, payable in four quarterly installments of $25,000 each. As a result, during fiscal 2009, each independent director received two quarterly cash payments of $18,750, and two quarterly cash payments of $25,000, for a total of $87,500, pertaining to the basic annual retainer payable for the 2008 and 2009 Board compensation years.

Each committee chair (except for the chair of the Executive Committee) receives $15,000 for such service, payable in four quarterly payments. The committee chairs compensated in this manner were: Mr. Baker (Finance); Mr. Carter (Compliance); Ms. King (Directors and Governance); Lord Lang (Compensation); Mr. Oken (Audit) and Ms. Simmons (Corporate Responsibility). Committee members other than the chairs receive no additional compensation for such service.

These basic annual and supplemental retainer amounts set forth above were payable in cash, but independent directors could elect to receive all or a portion of these amounts in shares of MMC common stock. An independent director making such an election could further elect to receive such shares immediately or to defer receipt until a specified future date. Mr. Hardis elected to receive his entire $237,500 in the form of in MMC common stock on a deferred basis. Ms. King elected to receive 20% of these amounts ($20,500) in MMC common stock on a deferred basis. All of the other independent directors received these amounts in cash.

(2)	This column reflects 5,350.45 shares of MMC common stock, representing the annual stock grant having a grant-date market value of $100,000. These shares were awarded on June 1, 2009, at $18.69 per share (the average of the high and low prices on May 29, 2009, the immediately preceding trading date before grant date). The amounts shown in this column constitute the dollar amount recognized by MMC for financial statement reporting purposes for the fiscal year ended December 31, 2009, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Messrs. Baker, Carter, Hardis, Schapiro and Ms. King and Ms. Simmons elected to defer receipt of all of these shares.

As of December 31, 2009, the aggregate number of deferred shares held for the account of each current director who has elected deferral was: Mr. Baker, 5,441 shares; Mr. Carter, 10,507 shares; Mr. Hardis, 79,327 shares; Ms. King, 39,564 shares; Mr. Schapiro, 26,474 shares; and Ms. Simmons, 52,253 shares. Dividends on these deferred shares are reinvested into additional deferred shares for each director’s account.

(3)	MMC maintains a matching gifts program for employees and directors, pursuant to which MMC matches, on a dollar-for-dollar basis, charitable contributions to certain educational institutions up to $5,000 in any one year. The amounts shown in the table represent MMC’s matching contribution to educational institutions.

(4)	Mr. Carter’s cash compensation is paid directly to the law firm of Dorsey & Whitney LLP, in which he is a partner, pursuant to an agreement between Mr. Carter and the firm.

(5)	During 2009, Mr. Fanjul served on MMC’s International Advisory Board (IAB) at no additional compensation. The IAB was discontinued in 2009.

(6)	Mr. Hanway joined the Board on January 20, 2010, and thus received no compensation during 2009.

(7)	Mr. Hardis is the independent chairman of the Board.

(8)	Mr. Olsen was a member of the Board until his passing on November 14, 2009. He served on the Audit, Compliance and Corporate Responsibility committees of the Board.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors currently has 12 members. At our 2008 annual meeting, MMC stockholders approved a company-sponsored amendment to MMC’s Restated Certificate of Incorporation that provided for a phased elimination of the then-existing three-class board structure. At last year’s annual meeting, the previous Class II directors whose three-year terms were expiring were nominated for election as directors (not belonging to any class) for a one-year term. At this year’s annual meeting, the previous Class III directors whose terms will be expiring are being nominated for election for a one-year term as part of a declassified board. The previous Class I directors were last elected in 2008 for a three-year term that expires at next year’s annual meeting. As a result, at the 2011 annual meeting, the entire Board will be subject to reelection for a one-year term.

At the 2010 annual meeting, stockholders will vote on the election of the eight nominees listed below—Leslie M. Baker, Zachary W. Carter, Brian Duperreault, Oscar Fanjul, H. Edward Hanway, Gwendolyn S. King, Bruce P. Nolop and Marc D. Oken—for a one-year term. Each nominee is currently a member of the Board. Mr. Hanway was elected by the Board in January 2010. Our Governance Guidelines provide that any director elected by the Board between annual meetings of stockholders will stand for reelection at the next annual meeting. Accordingly, the Board has nominated each of these individuals, including Mr. Hanway, for reelection to the Board at the 2010 annual meeting, to serve until the 2011 annual meeting. Each nominee has indicated to MMC that he or she will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

In nominating the following slate of director candidates for election at MMC’s annual meeting of stockholders, the Board has evaluated each nominee by reference to the criteria described above on page 10 under the heading “Director Qualifications and Nomination Process.” In addition, the Board evaluates each individual Director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our businesses and represent stockholder interests.

The following section contains information provided by the nominees and continuing directors about their principal occupations, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of MMC.

Nominees for Election

for a Term Expiring in 2011

Leslie M. Baker, Jr.	Director since 2006
Audit Committee
Compliance Committee
Finance Committee (Chair)

Mr. Baker, age 67, was Chairman of Wachovia Corporation from 2001 until his retirement in 2003. Mr. Baker joined Wachovia in 1969, where he served as Chairman, President and Chief Executive Officer from 1998 to 2001, and as Chief Executive Officer from 1994 to 1998. Mr. Baker is a Director of the North Carolina Arboretum, Marine Corps Heritage Foundation, Old Salem, Inc. and the James B. Hunt Institute for Education.

We believe Mr. Baker’s qualifications to sit on our Board of Directors and to chair the Finance Committee include the executive leadership and management experience he acquired throughout his 30-year career at Wachovia.

Zachary W. Carter	Director since 2004
Audit Committee
Compliance Committee (Chair)
Executive Committee

Mr. Carter, age 59, is a Partner at the law firm of Dorsey & Whitney LLP, where he is Co-chair of the White Collar Crime and Civil Fraud practice group. He joined Dorsey & Whitney in 1999. Mr. Carter was the United States Attorney for the Eastern District of New York from 1993 to 1999. Mr. Carter is a Director of Cablevision Systems Corporation and is Chairman of the Mayor’s Advisory Committee on the Judiciary, Chairman of the Board of Directors of Hale House Center, Inc. and a Trustee of the New York University School of Law and the Vera Institute of Justice.

We believe Mr. Carter’s qualifications to sit on our Board of Directors and to chair the Compliance Committee include his legal background and insight into the complex legal and regulatory environments in which our businesses operate.

Brian Duperreault	Director since 2008
Executive Committee
Finance Committee

Brian Duperreault, 62, has been President and Chief Executive Officer of MMC since January 2008. Prior to joining MMC, Mr. Duperreault served as Chairman and Chief Executive Officer of ACE Limited from 1994 to May 2004 and continued as Chairman through the end of 2007. Prior to ACE, Mr. Duperreault was with American International Group (AIG) for more than 20 years, holding numerous positions and eventually becoming Executive Vice President of AIG Foreign General Insurance and Chairman and Chief Executive Officer of AIG’s American International Underwriters (AIU). Mr. Duperreault is also a Director of Tyco International Ltd.

As the only member of MMC’s management team on the Board, Mr. Duperreault’s presence on the Board provides directors with direct access to MMC’s Chief Executive Officer and helps facilitate director contact with other members of MMC’s senior management.

Oscar Fanjul	Director since 2001
Compensation Committee
Finance Committee

Mr. Fanjul, age 60, is Vice Chairman of Omega Capital, a private investment firm in Spain. Mr. Fanjul was Chairman and Chief Executive Officer of Repsol from 1985-1996. Mr. Fanjul is a Director of Acerinox, Lafarge (Vice Chairman), the London Stock Exchange and Areva. He is a Trustee of the International Accounting Standards Committee Foundation and the Amigos del Museo del Prado Foundation. Mr Fanjul is a former Director of Unilever.

We believe Mr. Fanjul’s qualifications to sit on our Board of Directors include his extensive experience in various international markets with global companies and his understanding of global business practices.

H. Edward Hanway	Director since 2010
Audit Committee
Compliance Committee Corporate Responsibility Committee

Mr. Hanway, 58, served as Chairman and Chief Executive Officer of CIGNA Corporation from 2000 to the end of 2009. From 1999 to 2000, he served as president and chief operating officer of CIGNA. From 1996 to 1999, he was president of CIGNA HealthCare, and from 1989 to 1996 was president of CIGNA International. Mr. Hanway serves on the Board of Directors of the Alliance for Health Reform and is a former member of the Board of Directors of America’s Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH), and has been active in a wide range of issues and initiatives associated with children’s health and education. He serves on the Board of Advisors of the March of Dimes Foundation, as well as on the Board of Trustees of Loyola University Maryland and the Eisenhower Exchange Fellowships.

We believe Mr. Hanway’s qualifications to sit on our Board of Directors include his years of executive experience in the insurance industry, together with his background in the health and benefits sector, which provide our Board with insight into important areas in which MMC conducts business.

Gwendolyn S. King	Director since 1998
Directors and Governance Committee (Chair)
Executive Committee

Ms. King, age 69, is President of Podium Prose, a speaker’s bureau. From 1992 until 1998, she was Senior Vice President, corporate and public affairs at Peco Energy. From 1989 to 1992, she served as Commissioner of the Social Security Administration in the U.S. Department of Health and Human Services. Ms. King is a former Director of Countrywide Financial Corporation and served for six years through January 2010 as a Director of the not-for-profit National Association of Corporate Directors. Ms. King is a Director of Lockheed Martin Corporation and Monsanto Company.

We believe Ms. King’s qualifications to sit on our Board of Directors and to chair the Directors and Governance Committee include her substantive experience in the area of corporate governance, which provides leadership to the Directors and Governance Committee and provides the full Board with valuable insight into evolving best practices of corporate boards.

Bruce P. Nolop	Director since 2008
Audit Committee
Corporate Responsibility Committee
Finance Committee

Bruce P. Nolop, 59, is Chief Financial Officer of E*Trade Financial Corporation. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes, Inc. from 2000 to 2008. From 1993 to 2000, he was a Managing Director, Mergers & Acquisitions, at Wasserstein Perella & Co. Prior thereto, he was a Vice President with Goldman, Sachs & Co. for six years, and previously held positions with Kimberly-Clark Corporation and Morgan Stanley & Co. Mr. Nolop serves on the boards of directors of two non-profit organizations, JA Worldwide and Regional Plan Association.

We believe Mr. Nolop’s qualifications to sit on our Board of Directors include his experience in financial accounting and corporate finance and his familiarity with internal financial controls acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker.

Marc D. Oken	Director since 2006
Audit Committee (Chair)
Executive Committee
Finance Committee

Mr. Oken, age 63, is the Managing Partner of Falfurrias Capital Partners, a private equity firm. He was Chief Financial Officer of Bank of America Corporation from 2004 to 2005. Mr. Oken joined Bank of America in 1989 as Executive Vice President–Chief Accounting Officer, a position he held until 1998, when he became Executive Vice President–Principal Finance Executive. Mr. Oken is a former Director of Star Scientific, Inc. He is also a Director of Sonoco Products Company.

We believe Mr. Oken’s qualifications to sit on our Board of Directors and to chair the Audit Committee include his extensive experience with public and financial accounting matters for complex global organizations, as well as his executive leadership and management experience.

Directors Continuing in Office

(Term Expiring in 2011)

Stephen R. Hardis	Director since 1998
Compensation Committee
Directors and Governance Committee
Executive Committee (Chair) Finance Committee

Mr. Hardis, age 74, was Chairman of Eaton Corporation from 1996 until his retirement in 2000. Mr. Hardis joined Eaton in 1979, and was its Chief Executive Officer from 1995 to 2000. He was chairman of Axcelis Technologies, Inc. from 2000 until May 2005. He is Lead Director of Axcelis Technologies, Inc. and a Director of Lexmark International Corporation, Nordson Corporation and Progressive Corporation. Mr. Hardis is a former Director of American Greetings Corporation and Steris Corporation.

We believe Mr. Hardis’ qualifications to chair our Board of Directors include his significant experience leading global enterprises, as well as his service on the boards of other publicly traded companies. We believe Mr. Hardis’ experience brings leadership to our Board.

The Rt. Hon. Lord Lang of Monkton, DL	Director since 1997
Compensation Committee (Chair)
Directors and Governance Committee
Executive Committee Finance Committee

Lord Lang, age 69, began his career as an insurance broker. He was then a member of the British Parliament from 1979 to 1997. He served in the Cabinet as President of the Board of Trade and Secretary of State for Trade and Industry from 1995 to 1997 and as Secretary of State for Scotland from 1990 to 1995. Lord Lang is a Non-Executive Director of Charlemagne Capital Ltd. Lord Lang is also Chairman of the Prime Minister’s Advisory Committee on Business Appointments (UK). Former non-executive directorships include BFS US Special Opportunities Trust plc, Thistle Mining Inc., General Accident plc, CGU plc and The Automobile Association (UK).

We believe Lord Lang’s qualifications to sit on our Board of Directors and to chair the Compensation Committee include his relevant industry background as an insurance broker, his service on the boards of other companies, as well as his extensive experience in various international markets and his understanding of global business practices.

Morton O. Schapiro	Director since 2002
Compensation Committee
Directors and Governance Committee

Mr. Schapiro, age 56, has been President and Professor of Economics at Northwestern University since 2009. Prior to that, he was President and Professor at Williams College from 2000. Previous positions include Dean of the College of Letters, Arts and Sciences of the University of Southern California from 1994 to 2000, the University’s Vice President for planning from 1999 to 2000, and Chair of its Department of Economics from 1991 to 1994.

We believe Mr. Schapiro’s qualifications to sit on our Board of Directors include his experience in managing large and complex educational institutions, which provides the Board with a diverse approach to management, as well as his 32 years of experience as a professor of economics.

Adele Simmons	Director since 1978
Directors and Governance Committee
Corporate Responsibility Committee (Chair)

Mrs. Simmons, age 68, is Vice Chair of Chicago Metropolis 2020 and President of the Global Philanthropy Partnership. From 1989 to 1999, she was President of the John D. and Catherine T. MacArthur Foundation. Ms. Simmons is also a Director of the Shorebank Corporation and a member of the boards of the Economic Club of Chicago, the Field Museum of Chicago and the Union of Concerned Scientists.

We believe Ms. Simmons’s qualifications to sit on our Board of Directors and to chair the Corporate Responsibility Committee include her extensive philanthropic and non-profit experience, which make her well suited to oversee MMC’s responsibilities and activities as a corporate citizen.

STOCK OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table reflects the number of shares of our common stock which each director and each named executive officer, as defined below under “Compensation of Executive Officers—Compensation Discussion and Analysis” on page 28, has reported as owning beneficially or in which he or she otherwise has a pecuniary interest. The table also shows the number of shares owned beneficially or otherwise by all directors and executive officers of MMC as a group. These common stock holdings are as of February 26, 2010, except with respect to interests in MMC’s 401(k) Savings & Investment Plan and Supplemental Savings & Investment Plan, which are as of December 31, 2009. The table also includes the number of shares of common stock beneficially owned by persons known to MMC to own more than five percent of our outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)
	Sole Voting and Investment Power	Other than Sole Voting and Investment Power (2)	Total
Leslie M. Baker, Jr.	13,534	5,491	19,025
Peter J. Beshar	60,465	475,127	535,592
M. Michele Burns	31,335	360,093	391,428
Zachary W. Carter	15,894	—	15,894
Brian Duperreault	85,610	1,384,597	1,470,207
Oscar Fanjul	40,758	9,700	50,458
Daniel S. Glaser	44,647	408,660	453,307
H. Edward Hanway	—	—	—
Stephen R. Hardis	22,000	82,902	104,902
Gwendolyn S. King	—	40,587	40,587
Lord Lang	15,762	14,128	29,890
Bruce P. Nolop	9,908	—	9,908
Marc D. Oken	21,560	2,325	23,885
Morton O. Schapiro	—	26,716	26,716
Adele Simmons	111,558	48,302	159,860
Vanessa A. Wittman	5,192	156,242	161,434
All directors and executive officers as a group (3)	558,215	4,139,997	4,698,212

Name	Aggregate Amount Beneficially Owned	Percentage of Stock Outstanding as of December 31, 2009
Capital World Investors (4)	50,414,500	9.6%
333 South Hope Street
Los Angeles, CA 90071
Wellington Management Company, LLP (5)	37,123,405	7.0%
75 State Street
Boston, MA 02109
PRIMECAP Management Company (6)	35,211,050	6.7%
225 South Lake Ave., #400
Pasadena, CA 91101
Morgan Stanley (7)	27,103,004	5.1%
1585 Broadway
New York, NY 10036

(1)	No director or named executive officer beneficially owned more than 1% of MMC’s outstanding common stock, and all directors and executive officers as a group beneficially owned approximately .90% of MMC’s outstanding common stock.

(2)	This column includes shares of MMC common stock: (i) held in the form of shares of restricted stock; (ii) held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed; and/or (iii) that represent the individual’s interests in MMC’s 401(k) Savings & Investment Plan. With respect to Mr. Fanjul, an MMC director, this column reflects shares of MMC common stock held indirectly through intermediary companies that are either wholly owned by Mr. Fanjul and his spouse or 99.5% owned by such wholly-owned company.

This column also includes:

•

MMC common stock or stock units subject to issuance in the future with respect to the Directors’ Stock Compensation Plan or MMC’s Supplemental Savings & Investment Plan, and restricted stock units in the following aggregate amounts: Mr. Baker, 5,491 shares; Mr. Beshar, 72,943 shares; Ms. Burns, 92,076 shares; Mr. Duperreault, 525,224 shares; Mr. Glaser, 195,261 shares; Mr. Hardis, 82,902 shares; Ms. King, 40,187 shares; Mr. Schapiro, 26,716 shares; Mrs. Simmons, 48,302 shares; Ms. Wittman, 60,323 shares; and all directors and executive officers as a group, 1,411,220 shares; and

•

shares of MMC common stock which may be acquired on or before April 30, 2010 through the exercise of stock options as follows: Mr. Beshar, stock options totaling 171,487 shares and performance options totaling 230,697 shares; Ms. Burns, stock options totaling 81,699 shares and performance options totaling 186,318 shares; Mr. Duperreault, stock options totaling 726,797 shares and performance options totaling 132,576 shares; Mr. Glaser, stock options totaling 163,399 and performance options totaling 50,000 shares; Ms. Wittman, stock options totaling 81,699 shares and performance options totaling 14,220 shares; and all directors and executive officers as a group, stock options and performance options totaling 2,636,377 shares. Vested performance options generally do not become exercisable until the trading day following the tenth consecutive trading day that the closing price of a share of MMC common stock on the NYSE exceeds the grant price of the options by fifteen percent (15%) or more.

(3)	This group includes the individuals listed in this table, plus six additional executive officers.

(4)	Based on a review of the Schedule 13G Information Statement filed on February 9, 2010 by Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”). The Schedule 13G discloses that: Capital World is deemed to be the beneficial owner of the reported shares as a result of CRMC acting as investment adviser to various investment companies; that Capital World had sole voting power as to 6,517,600 shares, sole dispositive power as to 50,414,500 shares; and that Capital World disclaimed beneficial ownership of all of the shares reported.

(5)	Based on a review of the Schedule 13G Information Statement filed on February 12, 2010 by Wellington Management Company, LLP. The Schedule 13G discloses that Wellington Management in its capacity as investment adviser had shared voting power as to 21,398,305 shares and shared dispositive power as to 37,123,405 shares.

(6)	Based on a review of the Schedule 13G Information Statement filed on February 11, 2010 by PRIMECAP Management Company. The Schedule 13G discloses that PRIMECAP in its capacity as investment adviser had sole voting power as to 12,454,550 shares and sole dispositive power as to 35,211,050 shares.

(7)	Based on a review of the Schedule 13G Information Statement filed on February 12, 2010 by Morgan Stanley. The Schedule 13G discloses that Morgan Stanley, in its capacity as the parent holding company or control person of certain operating units of Morgan Stanley and its subsidiaries and affiliates, had sole voting power as to 25,514,242 shares and sole dispositive power as to 27,103,004 shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following is a discussion and analysis of our executive compensation program. This section describes the compensation decisions made for 2009 with respect to MMC’s president and chief executive officer, Brian Duperreault; MMC’s chief financial officer, Vanessa A. Wittman; and MMC’s other most highly-compensated executive officers as of December 31, 2009, Daniel S. Glaser, M. Michele Burns and Peter J. Beshar, who are included in the Summary Compensation Table on page 44. We refer to these executive officers in this Compensation Discussion and Analysis section as our “named executive officers.” When we refer to our “senior executives,” we mean the 11 members of MMC’s executive committee, which consists of the chief executive officers of our operating companies and certain leaders of MMC’s corporate staff.

This Compensation Discussion and Analysis also includes statements regarding the use of various performance metrics and related target levels in the limited context of our executive compensation program. These target levels are not intended to be statements of management’s expectations of our future financial results or other guidance. Investors should not apply these target levels in any other context.

Overview

MMC is a global professional services firm with approximately 52,000 employees worldwide, serving a diverse range of clients and operating across three distinct business segments:

■	Risk and insurance services;

■	Consulting; and

■	Risk consulting and technology.

As a global professional services firm, one of MMC’s most valuable resources is our employees. MMC’s long-term success depends on their skill, integrity and dedication. To achieve our goals, we must attract, motivate and retain highly talented individuals at all levels of the organization who will enhance MMC’s financial position and who reflect and promote high standards of ethics and business conduct.

COMPENSATION PRINCIPLES, POLICIES AND PRACTICES

MMC Compensation Guiding Principles

In prior years, the Compensation Committee established guiding principles for our compensation design, decisions and actions. These principles continued to guide the Compensation Committee in 2009, with additional focus on recognizing the balance between risk and reward in executive compensation. The principles are:

■

Align with stockholder value creation by balancing risk and reward in compensation policies, plans and practices, as well as providing consistency in performance expectations across operating companies (“equal pay for equal stretch”) with flexibility to recognize different business models and markets for talent;

■

Support a strong performance culture through accountability-driven variable compensation, an emphasis on variable compensation and the ability to differentiate across businesses and among individuals based upon actual results;

■	Set target compensation at competitive levels in markets where we operate with variable compensation tied to performance results; and

■	Maximize employees’ perceived value of our programs through transparent processes and communication.

MMC Executive Compensation Program

The Compensation Committee seeks to ensure that our executive compensation policies and programs attract and retain the most highly qualified and capable professionals while motivating them to lead MMC and our diverse businesses in ways that promote the best long-term interests of our stockholders. We use an integrated compensation framework that is intended to coordinate the allocation of compensation among fixed and variable pay elements, which establishes the foundation for a pay-for-performance approach. Our pay-for-performance approach is intended to link variable compensation with key corporate priorities, tangible financial and strategic results and stockholder returns. As a result, a significant portion of our named executive officer’s total compensation may fluctuate based on their achievements against pre-established, quantifiable financial performance objectives and strategic performance measures. Because a significant portion of variable compensation is in the form of equity-based awards, the value ultimately realized by the named executive officer depends on the future performance of MMC’s common stock.

This compensation framework is designed to integrate the primary components of our executive compensation program for each fiscal year, which runs concurrently with the calendar year. Accordingly, the Compensation Committee determines and approves the amount of annual bonus awards and the grant of annual long-term incentive awards to each senior executive in February following the end of the applicable performance year, as well as his or her base salary increase, if any, for the upcoming performance year. In doing so, the Compensation Committee considers the performance of MMC as a whole and, as applicable, that of each senior executive’s operating company, as well as individual performance, subject to any existing contractual commitments. This approach enables the Compensation Committee to evaluate performance on a consistent basis and to consider the appropriate proportion of variable compensation for each senior executive’s total compensation. In making that determination, the Compensation Committee considers market data related to the proportion of variable compensation in a senior executive’s total compensation. Though the Compensation Committee recognizes that elements of compensation may be interrelated, it does not require or assume any fixed relationship among the various elements of compensation within the total compensation framework.

Pension accruals and compensation previously paid to our named executive officers, including amounts realized or realizable under prior equity-based awards, did not affect the Compensation Committee’s compensation decisions for 2009. This reflects the Compensation Committee’s view that a senior executive’s base salary, annual bonus award and annual long-term incentive award should reflect performance during the prior year and the market value of his or her services.

The Compensation Committee does not establish nor does it require any fixed relationship between the compensation of our president and chief executive officer and that of any other senior executive.

Focus on Variable Compensation

Our pay-for-performance approach ties a significant portion of our senior executives’ target total compensation to MMC’s performance and, as applicable, to the performance of the appropriate operating company. The terms of the employment agreement or employment letter for each named executive officer govern the allocation between his or her fixed and variable components of compensation.

Base salary represents the “fixed” component of our executive compensation program, while our annual bonus program and our annual long-term incentive compensation program represent the “variable” components of our executive compensation program. Base salary and annual bonus awards are paid in cash, while awards granted to our senior executives under the annual long-term incentive compensation program are equity-based awards that result in the delivery of shares of MMC common stock upon the achievement of specified conditions. Our variable compensation programs are intended to provide a mix of complementary compensation elements. The annual bonus program is designed to reward senior executives for achievement of key corporate financial and individual objectives, and the long-term incentive compensation program is intended to meaningfully align the compensation of senior executives with MMC’s stock price performance. The objectives of these compensation components are further discussed below in “Components of the Executive Compensation Program” on page 34.

With respect to 2009, 90% of the target total direct compensation (i.e., the sum of base salary, target annual bonus opportunity and target long-term incentive compensation opportunity) for Mr. Duperreault and 77% of the total direct compensation for senior executives (other than Mr. Duperreault) was in the form of variable compensation.

Risk and Reward Features of Executive Compensation Corporate Governance Policies

The Compensation Committee aims to incorporate an appropriate balance between risk and reward in support of our overall business strategy. The Compensation Committee seeks to ensure that our executive compensation policies and practices encourage an appropriate level of risk-taking but do not encourage our executives to take excessive or unnecessary risks. To achieve this balance, we maintain the following policies and practices:

■

Emphasis on Total Compensation. The mix of base salary, target annual bonus opportunity and target long-term incentive compensation opportunity places appropriate balance on both the shorter-term and longer-term aspects of the individual’s responsibilities and performance, without excessive emphasis on any single element of compensation.

■

Executive Annual Bonus Program. Awards are made based on both financial and strategic performance measures. Financial performance measures relate to fiscal-year performance; strategic performance measures may relate to longer-term objectives, and all pay decisions are made by the Compensation Committee. In addition, awards are limited to 200% of the target bonus opportunity. We do not guarantee annual bonuses for senior executives except for the initial bonus award after a senior executive’s hire if the guarantee is deemed necessary to attract a candidate to join MMC or one of our operating companies.

■

Bonus “Clawback” in Case of Certain Financial Restatements. We may, to the extent permitted by applicable law, cancel or require reimbursement of any annual bonus awards received by a senior executive if and to the extent that:

☐	The amount of the award was based on the achievement of specified consolidated and/or operating company financial results, and we subsequently restate those financial results;

☐	In the Compensation Committee’s judgment, the senior executive engaged in intentional misconduct that contributed to the need for the restatement; and

☐	The senior executive’s award would have been lower if the financial results in question had been properly reported.

In such a case, we will seek to recover from the senior executive the amount by which the actual annual bonus award paid for the relevant period exceeded the amount that would have been paid based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.

■	Executive Long-term Incentive Program. Awards are made on a discretionary basis taking into account both past contributions and expected future contributions. Awards are made in a combination of restricted stock units and stock options in order to align the interests of grantees with stockholders and focus executives on increasing our stock price. We make awards on an annual basis. We do not award front-loaded “mega-grants” of equity-based awards to executives that cover multiple years of future service. Sign-on grants are made at a level deemed necessary to attract candidates to join MMC or our operating companies.

■

Equity-Based Award Vesting Provisions. All equity-based awards have multi-year vesting requirements with complete forfeiture of unvested awards upon voluntary termination by the grantees or termination of employment for cause.

■

“Double-Trigger” Vesting of Equity-Based Awards Upon a Change in Control. A “double-trigger” condition applies to equity-based awards granted on or after March 15, 2007. Under the double-trigger provision, a change in control of MMC by itself would not cause an employee’s equity-based award to vest, so long as the award is assumed or replaced on equivalent terms. In that case, vesting would occur pursuant to the award’s original vesting schedule or if the employee’s employment terminates without “cause” or for “good reason” during the 24 months following a change in control.

■	Executive Stock Ownership. Senior executives are required to acquire and hold MMC equity with a value equal to a specified multiple of their base salary.

■

Prohibition Against Speculative Activities or Hedging of MMC Stock. MMC prohibits its employees from engaging in speculative activities (including short sales, purchases or sales of puts or calls, and trading on a short-term basis) in MMC common stock as well as any hedging of MMC common stock.

■

Limitation on Executive Severance. We must obtain stockholder approval before entering into a severance agreement with a senior executive that provides for cash severance that exceeds 2.99 times his or her base salary and three-year average annual bonus award.

Competitiveness of Pay

We periodically review and consider the level and form of market compensation, general compensation trends and new developments within the various business sectors in which we operate. To assist these efforts, we maintain a number of market comparison groups. MMC’s market comparison group is comprised of key competitors of our operating companies (based upon their primary business lines and company size), as well as select publicly traded companies in the insurance, insurance brokerage, professional services and consulting industries with whom we compete for talent. The market comparison groups for our operating companies consist of global publicly traded companies that we deem to be competitive with our operating companies in their specific business sectors and are based primarily in the insurance, insurance brokerage and professional services and consulting sectors.

Given our unique group of businesses, identifying a market group of comparable publicly traded companies is challenging, especially because a number of key competitors in certain business sectors are not publicly traded companies. To better manage this challenge, we periodically review our market comparison groups. In mid-2009, we reviewed the market comparison groups for MMC and our operating companies to ensure that the most relevant competitor companies based upon their primary business lines, company size and talent pool were included. No changes were made except as required to reflect corporate changes, such as mergers and acquisitions, or the availability of publicly filed information. Below are the market comparison groups for MMC and the two operating companies led by named executive officers.

MMC and Operating Company Market Comparison Groups for 2009

MMC	Marsh Inc.	Mercer Inc.
ACE Limited	Aon Risk Services (a division of Aon Corporation)	Accenture Consulting (a division of Accenture plc)

Accenture plc	Arthur J. Gallagher & Co.	Aon Consulting (a division of Aon Corporation)

Aetna Inc.	Brown & Brown, Inc.	Hewitt Associates, Inc.

Aon Corporation	Willis Group Holdings Limited	Watson Wyatt Worldwide, Inc.*

The Chubb Corporation

CIGNA Corporation

The Hartford Financial Services Group, Inc.

Hewitt Associates, Inc.

Lincoln National Corporation

Principal Financial Group, Inc.

Prudential Financial, Inc.

The Travelers Companies, Inc.

Watson Wyatt Worldwide, Inc.*

Willis Group Holdings Limited

XL Capital Ltd

*	Merged with Towers, Perrin, Forster & Crosby, Inc., effective January 1, 2010.

The Compensation Committee reviews market data periodically with the objective of ensuring that each senior executive’s target total compensation is competitive with the market, taking into account the individual’s responsibilities. In 2009, we analyzed the competitiveness of our executive compensation program, focusing on: elements of compensation, compensation levels, and the proportion of variable compensation relative to total compensation for each senior executive.

In connection with compensation paid to our senior executives, including our named executive officers, the Compensation Committee reviewed information disclosed in the proxy statements filed by companies in the market comparison groups listed in the table above. In addition, the Compensation Committee reviewed information in two compensation databases (for financial services companies and general industry) compiled by Towers Perrin, an independent compensation consulting firm. Information in the Towers Perrin databases was used as follows:

■

MMC’s CEO and corporate senior executives were compared to executives in similar positions at selected companies in financial services and general industry based on company size, so that MMC was near the middle of the range based on revenue and market capitalization.

■	Our operating company CEOs were compared to executives in financial services and general industry who were subsidiary or divisional CEOs and reported directly to their corporate CEOs.

Through this process, the Compensation Committee seeks to ensure that each senior executive’s actual total compensation is competitive and varies appropriately from target based on an assessment of MMC, operating company (if applicable) and individual performance, as reviewed by the Compensation Committee.

Employment Arrangements

We have been moving away from the use of formal employment agreements that had been deemed a necessary component of our executive compensation program over the last few years. Accordingly, newly hired or promoted senior executives receive only a basic employment letter setting forth the terms and conditions of their initial or continued employment, as applicable. Senior executives with preexisting employment contracts will transition to the basic employment letter when the term of their contract expires and is scheduled for renewal. Each employment letter contains the basic terms of employment and compensation, including the senior executive’s initial base salary, annual bonus target range (with the bottom of the range as zero or an initial year pro-rated minimum bonus for a new senior executive) and long-term incentive compensation target range. Other than in the case of Mr. Duperreault (described below), the employment letter also provides that the senior executive will participate in MMC’s Senior Executive Severance Pay Plan, which generally provides for a severance payment solely in the event of an involuntary termination of employment without cause (as defined) in an amount equal to the sum of the senior executive’s then-current base salary and average annual bonus over the three prior years, plus an amount equal to a pro-rata bonus for the year of termination. The terms of the Senior Executive Severance Pay Plan are described more fully in “Severance Arrangements” on page 40.

MMC and Mr. Duperreault entered into an employment agreement when he first joined MMC in January 2008. The initial term of that agreement is scheduled to expire in January 2011. In September 2009, MMC and Mr. Duperreault entered into a new agreement to extend his period of employment and transition him to an agreement that is similar, in form and purpose, to the basic employment letter used for other senior executives. This new employment letter is generally effective after the expiration of Mr. Duperreault’s current employment agreement in January 2011 and has an initial term of three years ending January 2014. It retains the current terms of Mr. Duperreault’s compensation (including the absence of any cash severance) and incorporates provisions, with immediate effectiveness, that are intended to facilitate a successful transition to his successor. In particular, the new employment letter provides that if the Compensation Committee determines that Mr. Duperreault satisfactorily participated in the identification and/or development of his successor and reasonably assisted in the transition of his roles and responsibilities to his successor, then, in the event of Mr. Duperreault’s termination of employment after September 2009 and prior to age 65, he will be deemed to have reached normal retirement age for purposes of his equity-based awards (other than those equity-based awards granted to him in connection with his joining MMC) and he will receive the value of his accrued benefits under the United States retirement program if they are not otherwise vested at that time.

Of the other named executive officers: Ms. Wittman has a basic employment letter that has been in effect since her initial employment with MMC in September 2008. Ms. Burns’ employment agreement expired in March 2010, at which time she transitioned to the basic employment letter. Mr. Glaser has a formal employment agreement that will expire later in 2010, and he is expected to move to a basic employment letter at that time. Mr. Beshar’s employment agreement was scheduled to expire in November 2010. During the past year, Mr. Beshar offered to reduce his target bonus and accelerate his transition to the basic employment letter. In March 2010, Mr. Beshar entered into a basic employment letter (consistent with the employment letter terms described above) effective immediately that replaces his prior employment agreement. Mr. Beshar’s new employment letter reduces his overall target total compensation beginning with the 2010 performance year, and shifts a greater proportion of that compensation to long-term variable compensation.

The terms of the employment arrangements for our named executive officers are described more fully in “Components of the Executive Compensation Program.”

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The principal components of our executive compensation program are:

■	Base salary;

■	Annual bonus;

■	Annual long-term incentive compensation; and

■	Benefits.

Base Salary

Base salary is intended to provide a fixed level of compensation that is appropriate given a senior executive’s role in the organization, his or her skills and experience and the competitive market for his or her position.

In general, a senior executive’s base salary is adjusted when the Compensation Committee determines that an adjustment is appropriate or necessary to reflect a change in his or her responsibilities, growth in his or her job or changing market or internal equity conditions. The base salaries paid to our named executive officers in 2009 are disclosed in the “Salary” column of the Summary Compensation Table on page 44.

None of our named executive officers received a base salary increase during 2009.

Annual Bonus

Our annual bonus program is intended to advance the interests of MMC and our stockholders by linking the cash incentive compensation of our senior executives to the achievement of key financial and strategic objectives. The Compensation Committee believes that providing annual cash incentive opportunities is an important part of maintaining a competitive executive compensation program and that annual bonus awards should primarily be determined based on the achievement of objective, measurable financial results and the quality of how those results were achieved. In 2009, to reinforce this goal, the financial component weighting was increased to 75%, as described in “Financial Performance Measures” below. The Compensation Committee also recognizes that an important component of executive performance is measured by factors other than just the short-term financial performance of MMC or its operating companies. Accordingly, in 2009 the annual bonus program incorporated a 25% weighting of an assessment of individual performance against key strategic objectives for each senior executive based upon his or her area of responsibility, as described in “Strategic Performance Measures” on page 36. This strategic component rewards performance achievements toward medium- and long-term strategic priorities, and is intended to complement our annual long-term incentive compensation program.

Financial Performance Measures. For the financial component, in early 2009 the Compensation Committee selected primary measures based on MMC’s earnings per share (“EPS”) for MMC corporate named executive officers (60% weighting) and pre-bonus net operating income (“NOI”) for our operating company named executive officers (50% weighting), as defined below. For the secondary measures, managing expenses within the departmental budget was used for our corporate named executive officers (15% weighting), and a unique individual financial measure was identified for each operating company named executive officer based upon the specific financial priorities that drive both short- and long-term performance of his or her business (25% weighting). For Mr. Duperreault, the sole financial performance measure was MMC’s EPS.

The Compensation Committee established an objective for each financial performance measure that could result in an award of 0% to 200% of target, based on the Compensation Committee’s discretion. For the primary measure, the Compensation Committee established a performance range from 80% to 120% of target and determined that if performance was below the 80% performance threshold, it would use its discretion whether or not to make an award for this measure. For the secondary measure, the Compensation Committee determined to evaluate whether the applicable objective was attained.

The 2009 annual bonus program incorporates a flexible performance assessment framework that allows for the bonus determinations to reflect not only objective results, but also the quality of how those results were achieved as well as the named executive officer’s responsibility for and contribution to achieving those results. For example, considering Mr. Duperreault’s role as our president and chief executive officer and that his sole financial performance measure was MMC’s EPS, the compensation Committee’s evaluation of EPS results with respect to Mr. Duperreault’s annual bonus award was different from its evaluation of EPS results for Ms. Wittman’s and Mr. Beshar’s annual bonus awards. The following table presents the weightings, performance measures, target levels and calculations that related to the financial performance measures of each named executive officer’s 2009 annual bonus award:

2009 Annual Bonus—Financial Performance Framework

	Primary Financial Component				Secondary Financial Component
	Weighting	Measure	Target	% of Target Attained	Weighting	Measure	Goal Attainment
Mr. Duperreault	75%	EPS	$1.44	104%	N/A	N/A	N/A
Ms. Wittman	60%	EPS	$1.44	104%	15%	Manage expenses within departmental budget	Attained
Mr. Glaser	50%	Pre-Bonus NOI	$821M	116%	25%	Maintain rate of client revenue retention (revenue from existing clients)	Attained
Ms. Burns	50%	Pre-Bonus NOI	$660M	97%	25%	Increase internal operating margin in three principal businesses (Consulting, Outsourcing and Investments)	Attained
Mr. Beshar	60%	EPS	$1.44	104%	15%	Manage expenses within departmental budget	Attained

For purposes of the annual bonus awards, target levels for the “earnings per share,” and “pre-bonus net operating income” performance measures were approved early in the performance period. As described below, these performance measures reflect adjustments to the measures derived under accounting principles generally accepted in the United States (“GAAP”) and exclude the impact of “noteworthy items” as noted below. These “noteworthy items” are excluded for purposes of compensation award determination to neutralize the impact, both on the upside and downside, of items considered outside of core operations.

MMC Performance Measures. For purposes of the annual bonus awards MMC’s “earnings per share” means earnings per share from continuing operations calculated in accordance with GAAP, adjusted to exclude the impact of Marsh & McLennan Risk Capital Holdings, Ltd. as well as “noteworthy items” (such as restructuring charges, goodwill impairment charges and credits and costs related to certain legal and regulatory matters) identified in MMC’s quarterly earnings releases. In addition, the earnings per share results were reduced by $0.08 so as not to include tax credits associated with the reversal of liabilities for uncertain tax positions in excess of the amounts included in targeted earnings per share.

Operating Company Performance Measures. For purposes of the annual bonus awards an operating company’s “pre-bonus net operating income” was calculated in accordance with GAAP, adjusted to exclude the annual bonus pool expense, the impact of currency exchange rate fluctuations, acquisitions and dispositions, the adverse impact of a professional liability matter at Mercer and “noteworthy items” identified in MMC’s quarterly earnings releases.

Strategic Performance Measures. For the strategic component (25% weighting), each named executive officer’s performance was assessed by Mr. Duperreault and the Compensation Committee (and, in the case of Mr. Duperreault, solely by the Compensation Committee). For this component, the Compensation Committee selected two to three key medium- and/or long-term objectives for each named executive officer upon which to evaluate his or her performance based upon his or her business priorities. In addition, the Compensation Committee also considered the named executive officer’s risk management, operational excellence and achievement of human capital objectives.

Mr. Duperreault

Target Award Opportunity. Mr. Duperreault’s annual bonus target was 225% of his base salary, as set forth in his employment agreement.

Annual Bonus Award Determination. Mr. Duperreault’s 2009 annual bonus award was $4,500,000, which is 200% of his target bonus. The bonus award reflects the following determinations:

■

Financial Component: MMC’s 2009 EPS performance was above target. Mr. Duperreault’s award reflects his leadership in achieving this result, particularly in light of the challenging economic and market environment.

■

Strategic Component: In assessing Mr. Duperreault’s individual performance, the Compensation Committee considered his strategic leadership in delivering strong, improved performance in 2009, while managing MMC prudently in the face of uncertainty. The Compensation Committee also considered his role in the performance of the operating companies and the execution of their business strategies, his success in developing a cohesive leadership team for MMC and his initiatives to optimize MMC’s corporate staff and infrastructure.

Ms. Wittman

Target Award Opportunity. Ms. Wittman’s annual bonus target was equal to her base salary, as set forth in her employment letter.

Annual Bonus Award Determination. Ms. Wittman’s 2009 annual bonus award was $1,100,000, which is 147% of her target bonus. The bonus award reflects the following determinations:

■	Financial Component:

•

Primary measure—EPS. MMC’s 2009 performance was above target. The Compensation Committee considered Ms. Wittman’s contributions to the above-target EPS results, particularly her role in advancing effective cost containment across MMC and our operating companies.

•	Secondary measure—manage expenses within departmental budget. Ms. Wittman attained the goal of managing expenses within the finance function’s budget.

■

Strategic Component: The Compensation Committee determined that Ms. Wittman’s individual performance was above target based on her success in enhancing our internal financial management transparency, specifically in the areas of strategic planning, budget and forecasting processes, as well as her role in developing corporate strategy initiatives at MMC.

Mr. Glaser

Target Award Opportunity. Mr. Glaser’s annual bonus target was 225% of his base salary and reflects the midpoint of the target range set forth in his employment agreement.

Annual Bonus Award Determination. Mr. Glaser’s 2009 annual bonus award was $3,500,000, which is 156% of his target bonus. The bonus award reflects the following determinations:

■	Financial Component:

•

Primary measure—Marsh pre-bonus net operating income. Marsh’s 2009 performance was above target. In assessing Mr. Glaser’s performance against this measure, the Compensation Committee considered the significant improvement in Marsh’s profitability.

•	Secondary measure—maintain rate of client revenue retention. Mr. Glaser attained the goal of maintaining Marsh’s rate of revenue retention from existing clients.

■

Strategic Component: The Compensation Committee determined that Mr. Glaser’s individual performance was above target based on the effective implementation of Marsh’s client segment and placement hub strategies. The Compensation Committee also considered Marsh’s improved operational efficiencies in a soft insurance market and uncertain economic environment.

Ms. Burns

Target Award Opportunity. The Compensation Committee increased Ms. Burns’ annual bonus target for 2009 to $1,500,000 in connection with its consideration of bonus targets for our senior executives generally. Previously, Ms. Burns’ annual bonus target was $1,275,000 (150% of her base salary) and reflected the midpoint of the target range set forth in her employment agreement.

Annual Bonus Award Determination. Ms. Burns’ 2009 annual bonus award was $1,600,000, which is 107% of her target bonus. The bonus award reflects the following determinations:

■	Financial Component:

•	Primary measure—Mercer pre-bonus net operating income. Mercer’s 2009 performance was below target, although the Compensation Committee noted the global recessionary conditions in 2009.

•	Secondary measure—increase operating margin. Ms. Burns attained the goal of increasing internal operating margin in Mercer’s three principal businesses (Consulting, Outsourcing and Investments).

■

Strategic Component: The Compensation Committee determined that Ms. Burns’ individual performance was at target based on her proactive management of expenses and the achievement of operational and process efficiencies in Mercer, enabling Mercer to protect its operating margins. The Compensation Committee also considered her role in the implementation of Mercer’s strategy of combining services from its three principal businesses in order to enhance the coordination and effective delivery of services to clients.

Mr. Beshar

Target Award Opportunity. Mr. Beshar’s annual bonus target for 2009 was $1,500,000. In setting Mr. Beshar’s annual bonus target for 2009, the Compensation Committee considered market competitiveness and annual bonus targets for our senior executives generally. Previously, Mr. Beshar’s annual bonus target was $1,750,000 (200% of his base salary) and reflected the midpoint of the target range set forth in his employment agreement.

Annual Bonus Award Determination. Mr. Beshar’s 2009 annual bonus award was $1,500,000, equal to his target bonus. In assessing Mr. Beshar’s 2009 performance, the Compensation Committee determined that MMC’s 2009 EPS results were above target and that Mr. Beshar attained the goal of managing expenses within the legal department’s budget. The Compensation Committee determined that Mr. Beshar’s individual performance was above target based on the quality of his work and advice as MMC’s general counsel and his leadership in dealing with regulatory matters. The Compensation Committee’s assessment also considered his management of our legal risks, including the resolution of securities and ERISA class action lawsuits in 2009, and his development and implementation of strategies to mitigate MMC’s legal risk prospectively. The Compensation Committee recognized that Mr. Beshar’s strong performance merited an above target annual bonus; however, in light of discussions initiated by Mr. Beshar to restructure his compensation, the Compensation Committee decided to pay his 2009 bonus at the target amount.

Annual Long-Term Incentive Compensation

Components of Annual Long-term Incentive Awards in Respect of Fiscal Year 2009

Each year, the Compensation Committee considers the appropriate mix of awards based upon recommendations from our management. These recommendations are reviewed by the Compensation Committee’s independent compensation consultant, Towers Perrin. Awards granted in 2009 to senior executives included service-based incentive awards in the form of restricted stock units (25% of the aggregate grant date value of the award) and stock options (75% of the aggregate grant date value of the award). The Compensation Committee believes that this proportion supports our executive compensation guiding principle of aligning compensation with stockholder value creation.

Annual Long-term Incentive Award Determination

The grant date fair value of annual long-term incentive awards is determined by the Compensation Committee after considering the target ranges for annual long-term incentive awards included in each named executive officer’s employment agreement or employment letter, as well as financial and individual performance. The Compensation Committee also considers the recommendations of our CEO (except in the case of his own award).

The grant date fair values of annual long-term incentive awards granted to our named executive officers in February 2010 are shown in the following table (but are not reflected in the Summary Compensation Table on page 44 because they were not made during 2009). The value ultimately realized from these awards will depend on the future performance of MMC’s common stock.

	Grant Date Fair Value of Annual Long-term Incentive Awards Granted in 2010
	Brian Duperreault	Vanessa A. Wittman	Daniel S. Glaser	M. Michele Burns	Peter J. Beshar
Grant Date Fair Value of Nonqualified Stock Options	$6,000,000	$1,875,000	$3,000,000	$1,425,000	$1,312,500
Grant Date Fair Value of Service Based Restricted Stock Units	$2,000,000	$625,000	$1,000,000	$475,000	$437,500
Total grant date fair value of long-term incentive awards	$8,000,000	$2,500,000	$4,000,000	$1,900,000	$1,750,000

The stock options are scheduled to vest in four equal annual installments, beginning on the first anniversary of the grant date, with earlier vesting in the event of death and certain types of terminations of employment. The service based restricted stock units are scheduled to vest in three equal annual installments on the 15th of the month in which each of the first three anniversaries of the grant date occurs, with earlier vesting in the event of death and certain types of terminations of employment.

Total Compensation Decisions by the Compensation Committee

The following table summarizes the decisions made by the Compensation Committee in February 2010 and February 2009 with respect to the named executive officers. Long-term incentive awards granted in and shown for February 2010 are not reflected in the Summary Compensation Table on page 44 since the awards were made after the end of the 2009 fiscal year.

Name	Decision Date	Base Salary	Annual Bonus Awards[1]		% of Target		Total Cash Compen- sation		Long- term Incentive Awards	% of Target	Total Direct Compen- sation
Brian Duperreault	2/22/10	$1,000,000	$4,500,000		200%		$5,500,000		$8,000,000	114%	$13,500,000
	2/23/09	1,000,000	3,000,000		133%		4,000,000		8,000,000	114%	12,000,000
	Change	0.0%	+50.0%				+37.5%		0.0%		+12.5%

Vanessa A. Wittman	2/22/10	750,000	1,100,000		147%		1,850,000		2,500,000	125%	4,350,000
	2/23/09	750,000	400,000	[2]	NA	[2]	1,150,000	[2]	2,000,000	100%	3,150,000	[2]
	Change	0.0%	NA	[2]			NA	[2]	+25.0%		NA	[2]

Daniel S. Glaser	2/22/10	1,000,000	3,500,000		156%		4,500,000		4,000,000	133%	8,500,000
	2/23/09	1,000,000	3,000,000		133%		4,000,000		4,000,000	133%	8,000,000
	Change	0.0%	+16.7%				+12.5%		0.0%		+6.3%

M. Michele Burns	2/22/10	850,000	1,600,000		107%		2,450,000		1,900,000	112%	4,350,000
	2/23/09	850,000	1,700,000		133%		2,550,000		2,000,000	118%	4,550,000
	Change	0.0%	-5.9%				-3.9%		-5.0%		-4.4%

Peter J. Beshar	2/22/10	875,000	1,500,000		100%		2,375,000		1,750,000	100%	4,125,000
	2/23/09	875,000	1,688,750		97%		2,563,750		1,750,000	80%	4,313,750
	Change	0.0%	-11.2%				-7.4%		0.0%		-4.4%

1	Annual bonus awards determined on February 22, 2010 relate to the 2009 performance year and annual bonus awards determined on February 23, 2009 relate to the 2008 performance year.

2	Ms. Wittman joined MMC effective September 10, 2008; therefore, she did not receive a full-year annual bonus award for 2008.

Benefits

Retirement and Deferred Compensation Plans

We maintain a United States retirement program consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the non-tax-qualified Benefit Equalization Plan and Supplemental Retirement Plan. The Benefit Equalization Plan is a restoration plan that provides those participants subject to certain Internal Revenue Code limitations with retirement benefits on a comparable basis to the retirement benefits provided to employees who are not subject to such limitations. The Supplemental Retirement Plan provides an enhanced benefit for our senior executives and is intended to ensure that the retirement benefits that we provide to our senior executives are competitive with market practice. The features of our United States retirement program, including the actuarial present value of the accumulated pension benefits of our named executive officers who participate in these plans as of the end of 2009, are presented in further detail in “Defined Benefit Retirement Program” on page 53. We do not have individually-designed defined benefit arrangements for any named executive officer; however, Mr. Duperreault may receive the value of his unvested accrued benefits under the United States retirement program in the event of his termination of employment under certain circumstances, as described in “Employment Arrangements” on page 33.

In addition, we maintain the Supplemental Savings & Investment Plan (SSIP), an unfunded nonqualified defined contribution retirement plan that is coordinated with the tax-qualified 401(k) Savings & Investment Plan to give eligible participants the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under the tax-qualified plan. We offer the SSIP, in which all of our senior executives are eligible to participate, to maintain a competitive compensation program.

Earnings with respect to all of our nonqualified defined contribution plans are based upon actual market performance, and preferential or above-market earnings are not offered. Additional information on the plans and arrangements described above, including individual amounts deferred by our named executive officers, MMC contributions and earnings during 2009, as well as account balances as of the end of 2009, is presented in “Nonqualified Deferred Compensation” on page 55.

Severance Arrangements

Severance arrangements for our senior executives are provided in their respective employment agreements or employment letters. The employment letters provide that the senior executive will participate in MMC’s Senior Executive Severance Pay Plan, which is described in more detail below.

As discussed above, the Compensation Committee maintains a policy requiring stockholder approval of any new or renewed severance agreement with any senior executive that provides for a cash severance payment that exceeds 2.99 times his or her base salary and three-year average annual bonus, and none of the outstanding severance arrangements with our senior executives required shareholder approval pursuant to this policy. While compensation decisions regarding our senior executives affect the potential payouts under these arrangements, the existence of these severance arrangements did not affect the Compensation Committee’s decisions with respect to other elements of 2009 compensation because these severance arrangements are contingent in nature and may never be triggered.

In general, the Senior Executive Severance Pay Plan provides benefits to participants in the event of a termination of employment by MMC without cause or, within the two-year period following a change in control of MMC, either by the successor entity without cause or by the participant for good reason. Benefits under the plan include cash severance equal to one year’s base salary plus a bonus equal to the average of the annual bonuses paid to the participant for each of the three prior calendar years; a pro-rata bonus for the year of termination; 12 months of outplacement services; and continued medical and dental coverage for 12 months at active employee rates. Benefits are conditioned on the participant’s having properly and timely executed and delivered to us a valid, irrevocable, confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to MMC.

The amount of the estimated payments and benefits payable to our named executive officers, assuming a termination of employment as of the last day of 2009, is presented in “Potential Payments Upon Termination or Change in Control” on page 56.

Change-in-Control Arrangements

Change-in-control benefits are provided to our senior executives through our equity-based compensation plans and their employment agreements or the Senior Executive Severance Pay Plan, as applicable. As discussed above, the terms of all equity-based awards granted after March 15, 2007, contain a “double-trigger” vesting provision, which requires both a change in control of MMC followed by a specified termination of employment for vesting to be accelerated. These arrangements are intended to retain our senior executives and provide continuity of management in the event of an actual or potential change in control of MMC. Consistent with this objective, our senior executives’ employment agreements and the Senior Executive Severance Pay Plan also include a “double-trigger” change-in-control vesting provision rather than providing severance payments solely on the basis of a change in control of MMC.

Our equity-based compensation plans also contain a reimbursement provision providing that, if any equity-based award that vests as a result of a change in control of MMC is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make a payment to the recipient as necessary to restore such individual to the same after-tax position had such excise tax not been imposed. Our senior executives’ employment agreements, employment letters and the Senior Executive Severance Pay Plan do not contain such reimbursement provisions.

The amount of the estimated payments and benefits payable to our named executive officers assuming a change in control of MMC as of the last day of 2009 is presented in “Potential Payments Upon Termination or Change in Control” on page 56.

Other Benefits

Our senior executives are eligible to participate in our health and welfare benefit programs on the same basis as our other eligible employees. The cost of these benefits is partially borne by employees, including senior executives. We also provide certain perquisites and other personal benefits to our senior executives. In general, the perquisites or other personal benefits provided to our senior executives include (i) reimbursement for certain income tax return preparation and financial counseling expenses (up to a maximum of approximately $13,000 per year) and (ii) from time to time, the relocation costs associated with hiring newly recruited senior executives. In 2008, we acquired fractional interests in corporate aircraft for business travel, although the Compensation Committee has agreed that Mr. Duperreault may use the aircraft once per month to travel to his personal residences (principally to Bermuda). In addition, there was one instance of personal use by Ms. Burns. The incremental cost of providing these perquisites and other personal benefits in 2009 to the named executive officers is presented in the footnotes to the “All Other Compensation” column of the Summary Compensation Table on page 44.

STOCK OWNERSHIP GUIDELINES

We have maintained stock ownership guidelines for our senior executives since January 1, 2007. We believe that these ownership guidelines help align the interests of our senior executives with our stockholders by requiring them to acquire and maintain a meaningful stake of their personal wealth in the form of MMC common stock. These ownership guidelines are designed to take into account an individual’s needs for portfolio diversification, while maintaining stock ownership at levels sufficient to assure our stockholders of management’s commitment to long-term value creation. Senior executives are expected, over a five-year grace period, to acquire and hold shares of MMC common stock equal to a specified multiple of their base salary (which varies based on position). As of February 26, 2010, all named executive officers other than Ms. Wittman were in compliance with the stock ownership guidelines, and Ms. Wittman was still within the grace period.

The ownership guidelines for our named executive officers are as follows:

Named Executive Officer	Ownership Level Multiple
Brian Duperreault	6
Vanessa A. Wittman	3
Daniel S. Glaser	3
M. Michele Burns	3
Peter J. Beshar	3

The following shares (or share equivalents) held directly by senior executives (and some family members) count toward satisfying the stock ownership guidelines:

■	Shares held outright;

■	Restricted stock;

■

Stock units granted under the 2000 Senior Executive Incentive and Stock Award Plan and the 2000 Employee Incentive and Stock Award Plan (including, for example, performance-based restricted stock units at target levels and service-based restricted stock units) and credited under the Supplemental Savings & Investment Plan and other nonqualified retirement arrangements;

■	Shares held in the 401(k) Savings & Investment Plan; and

■	Shares acquired under our stock purchase plans.

Unexercised stock options do not count toward satisfying the stock ownership guidelines. In addition, as indicated previously, we prohibit our senior executives from engaging in speculative activities (including short sales, purchases or sales of puts or calls, and trading on a short-term basis) in MMC common stock as well as any hedging of MMC common stock.

TAX AND ACCOUNTING CONSIDERATIONS

We generally sought to ensure that the incentive compensation paid to our senior executives for 2009 was deductible for federal income tax purposes by paying our annual bonus awards and annual long-term incentive awards to our named executive officers pursuant to a stockholder-approved plan in accordance with Section 162(m) of the Internal Revenue Code. Under this plan, an annual incentive award pool was established based on our net operating income for the year. As permitted under the plan, the Compensation Committee could exercise its discretion to reduce (but not increase) the size of the amounts potentially payable to the named executive officers pursuant to the plan’s award formula. In 2009, we amended our Senior Executive Severance Pay Plan in light of recent guidance issued by the Internal Revenue Service that addressed Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, we may from time to time approve elements of compensation for certain senior executives that are not fully deductible, and we reserve the right to do so in the future in appropriate circumstances.

We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code governing the provision of nonqualified deferred compensation to MMC service providers.

We account for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), which requires us to recognize compensation expense relating to share-based payments (such as stock options and restricted stock units) in our financial statements. The recognition of this expense has not caused us to limit or otherwise significantly alter the equity-based compensation element of our executive compensation program. This is because we believe equity-based compensation is a necessary component of a competitive executive compensation program and fulfills important program objectives. The Compensation Committee considers the potential impact of FASB ASC Topic 718 on any proposed change to the equity-based compensation element of our program.

Compensation Committee Report

Management has the primary responsibility for MMC’s financial statements and reporting processes, including the disclosure of executive compensation. With this in mind, the Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis, as well as the accompanying compensation tables. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into MMC’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation Committee

of the MMC Board of Directors

The Rt. Hon. Lord Lang of Monkton, DL (Chair)	Stephen R. Hardis
Oscar Fanjul	Morton O. Schapiro

* * *

2009 Summary Compensation Table

The following table contains information relating to compensation paid to or earned by MMC’s 2009 named executive officers. MMC’s 2009 named executive officers include MMC’s chief executive officer (Mr. Duperreault), chief financial officer (Ms. Wittman) and the next three most highly-compensated executive officers who were executive officers as of December 31, 2009 (Mr. Glaser, Ms. Burns and Mr. Beshar).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Brian Duperreault	2009	$1,000,000	$0	$2,000,011	$6,026,146	$4,500,000	$192,814	$362,068	$14,081,039
President & Chief Executive Officer Marsh & McLennan Companies, Inc. (1) (2)	2008	927,083	0	11,132,519	9,653,958	3,000,000	160,268	88,376	24,962,204
Vanessa A. Wittman	2009	750,000	0	500,007	1,506,539	1,100,000	40,892	0	3,897,438
EVP & Chief Financial Officer Marsh & McLennan Companies, Inc. (2) (3)	2008	230,114	400,000	500,005	500,002	0	11,644	225,497	1,867,262
Daniel S. Glaser	2009	1,000,000	0	1,000,015	3,013,073	3,500,000	90,007	12,139	8,615,234
Chairman and Chief Executive Officer Marsh Inc. (2) (4)	2008	1,000,000	0	0	0	3,000,000	74,891	4,406,956	8,481,847
M. Michele Burns	2009	850,000	0	666,686	1,506,539	1,600,000	135,799	31,920	4,790,944
Chairman and Chief Executive Officer Mercer Inc.	2008 2007	850,000 850,000	0 0	1,166,711 750,005	502,276 250,313	1,700,000 1,452,000	56,061 107,415	42,465 536,740	4,317,513 3,946,473
Peter J. Beshar	2009	875,000	0	437,502	1,318,220	1,500,000	131,498	36,070	4,298,290
EVP & General Counsel Marsh & McLennan Companies, Inc. (2)	2008	875,000	0	1,000,019	1,004,551	1,688,750	25,008	35,690	4,629,018

1.	Mr. Duperreault joined MMC effective January 29, 2008, serving as MMC’s president and chief executive officer.

2.	As Messrs. Duperreault, Glaser and Beshar and Ms. Wittman were not named executive officers for purposes of our 2008 proxy statement, only two years of compensation are required to be disclosed under SEC rules.

3.	Ms. Wittman joined MMC effective September 10, 2008, serving as an executive vice president, and became MMC’s chief financial officer on October 15, 2008.

4.	Mr. Glaser joined MMC effective December 10, 2007, serving as Marsh’s chairman and chief executive officer.

5.	As part of its executive compensation program, MMC grants equity-based awards under its 2000 Senior Executive Incentive and Stock Award Plan and 2000 Employee Incentive and Stock Award Plan. The amounts reported in the “Stock Awards” and “Option Awards” columns constitute the grant date fair market value of the awards for the years ended December 31, 2009, December 31, 2008, and December 31, 2007, respectively, in accordance with FASB ASC Topic 718. The grant-date fair values of performance-based restricted stock units granted to Ms. Burns in 2009 and 2008 were $166,678 and $166,692, respectively, based on Mercer performance at target. These amounts are included in the “Stock Awards” column. As indicated in footnote 3 of the “Grants of Plan-Based Awards in 2009” table on page 48, the payout based on maximum performance is 150% of target, which if achieved would correspond to values of $250,017 and $250,038, respectively, holding constant the grant-date fair market value of MMC common stock. The assumptions used in calculating the amounts reported for awards granted in 2009 are included in footnote 9 to MMC’s audited financial statements for the fiscal year ended December 31, 2009, included in MMC’s Annual Report on Form 10-K filed with the SEC on February 26, 2010. The assumptions used in calculating the amounts reported for awards granted prior to 2009 are included in the footnote captioned “Stock Benefit Plans” to MMC’s audited financial statements for the relevant fiscal year, included in MMC’s Annual Reports on Form 10-K filed with the SEC.

6.	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represents annual short-term incentive awards, as described in “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Annual Bonus” on pages 34 through 38. These awards earned in respect of 2009 were determined by the Compensation Committee at its meeting on February 22, 2010 and paid on February 26, 2010.

7.	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the increase in the actuarial present value of the named executive officers’ benefits under the tax-qualified Marsh & McLennan Companies’ Retirement Plan, its Benefit Equalization Plan and its Supplemental Retirement Plan. The assumptions used in calculating the amounts reported are included in footnote 8 to MMC’s audited financial statements for the fiscal year ended December 31, 2009, included in MMC’s Annual Report on Form 10-K filed with the SEC on February 26, 2010. The named executive officer may not currently be entitled to receive all of these amounts, because such amounts are not vested. MMC’s retirement program is described in further detail in “Defined Benefit Retirement Program” on page 53. No named executive officer received preferential or above-market earnings on deferred compensation in any of the years covered in the table.

8.	The following items are reported in the “All Other Compensation” column for our named executive officers in 2009:

All Other Compensation

Name	Company Contributions to Defined Contribution Plans ($) (a)	Personal Use of Corporate Aircraft ($) (b)	Employee Stock Purchase Plan Interest ($) (c)	Financial Planning and Income Tax Preparation ($) (d)	Security Services (including Tax Reimbursement) ($) (e)	Total ($)
Brian Duperreault	$30,000	$289,172	$0	$5,000	$37,896	$362,068
Vanessa A. Wittman	0	0	0	0	0	0
Daniel S. Glaser	3,675	0	66	8,398	0	12,139
M. Michele Burns	25,500	6,420	0	0	0	31,920
Peter J. Beshar	26,250	0	0	9,820	0	36,070

(a)	In the case of Messrs. Duperreault, Glaser and Beshar, and Ms. Burns, these amounts include MMC’s matching contributions under the Section 401(k) Savings & Investment Plan and Supplemental Savings and Investment Plan (SSIP) attributable to 2009. The Section 401(k) Savings & Investment Plan is a tax-qualified defined contribution plan. The SSIP is a nonqualified defined contribution plan and is described in further detail in “Nonqualified Deferred Compensation” on page 55.

(b)	These amounts represent the incremental cost to MMC of the named executive officer’s personal use of corporate aircraft in which MMC owns a fractional share. The incremental cost to MMC has been calculated by adding the aggregate incremental variable costs associated with the applicable named executive officer’s personal flights on each of the aircraft (including hourly charges, taxes, passenger fees, catering and international fees). The imputed income attributable to personal use of corporate aircraft is taxable income to the named executive officer and is not “grossed up” by MMC.

(c)	These amounts represent interest credited on participant accounts within MMC’s tax-qualified employee stock purchase plan.

(d)	In the case of Messrs. Duperreault, Glaser and Beshar, these amounts represent the incremental cost to MMC of offering personal financial planning and tax preparation services. The imputed income attributable to these services is taxable income to the named executive officer and is not “grossed up” by MMC.

(e)	At the direction of our security department, MMC retained security services for Mr. Duperreault during a personal international trip. The amount in this column represents the incremental cost to MMC of those services ($18,387) and a cash payment made to Mr. Duperreault to reimburse him for income and employment taxes associated with those services ($19,509).

Employment Arrangements

As described in “Compensation Discussion and Analysis—Compensation Principles, Policies, and Practices—MMC Executive Compensation Program—Employment Arrangements” on page 33, MMC is utilizing employment letters for new executives and shifting from employment agreements to employment letters upon the expiration of employment agreements with existing executives.

As of December 31, 2009, Messrs. Duperreault, Glaser and Beshar, and Ms. Burns, had effective employment agreements while Ms. Wittman had an effective employment letter. Mr. Beshar and Ms. Burns transitioned to employment letters in March 2010. Mr. Duperreault entered into an employment letter in September 2009 that will generally become effective after his current employment agreement expires on January 29, 2011. The material terms of the employment letters and the employment agreements are described below.

Employment Letters:

MMC currently has employment letters with all of the named executive officers except Mr. Glaser, whose employment agreement will expire in December 2010. The employment letters for our named executive officers generally follow a common template and include the following principal terms:

■

Base salary, annual bonus and long-term incentive compensation target opportunities and ranges. Although initial target opportunities and ranges are included in the letter, actual annual bonus and long-term incentive award payments are based upon the performance assessment described in “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Annual Bonus” and “—Annual Long-term Incentive Compensation,” respectively, on pages 34 through 38 and 38 through 39;

■

A severance payment (except for Mr. Duperreault) in accordance with MMC’s Senior Executive Severance Pay Plan, as described in “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Benefits—Severance Arrangements” on page 40; and

■	Nonsolicitation and confidentiality covenants for the benefit of MMC.

Mr. Duperreault’s employment letter retains the current terms of his compensation (including the absence of any cash severance) and incorporates provisions, with immediate effectiveness, that are intended to facilitate a successful transition to his successor, as described in “Compensation Discussion and Analysis—Compensation, Principles, Policies and Practices—MMC Executive Compensation Program—Employment Arrangements” on page 33. Other terms of Mr. Duperreault’s employment agreement are noted in “Employment Agreements” below.

Employment Agreements:

Employment agreements are in effect with Mr. Duperreault, whose employment letter will become fully effective in January 2011, and Mr. Glaser, whose employment agreement will expire in December 2010. The employment agreements of our named executive officers generally follow a common template and include the following principal terms:

■	An initial three-year term, with automatic renewal for an additional year, unless either party gives notice of an intent to terminate the agreement;

■	Base salary and annual short-term and long-term incentive compensation target opportunities and ranges. Although initial target opportunities and ranges are included in the agreement, actual short-term and long-term incentive award payments are based upon the performance assessment described in “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Annual Bonus” and “—Annual Long-term Incentive Compensation,” respectively, on pages 34 through 38 and 38 through 39;

■	A severance payment (except for Mr. Duperreault) and related compensation in the event of specified terminations of employment; and

■	Noncompetition, nonsolicitation and confidentiality covenants for the benefit of MMC.

Mr. Duperreault’s employment agreement does not provide for any cash severance payment in connection with any termination of his employment, although the equity-based awards granted at the commencement of his employment and his long-term incentive compensation will vest in the event that his employment terminates “without cause” or for “good reason.” In addition, Mr. Duperreault’s employment agreement provides for term life insurance with a face amount of $5 million and eligibility for MMC’s retiree medical program without regard to any generally applicable age or service requirements.

For further information regarding the use of employment letters and employment agreements, see “Compensation Discussion and Analysis—Compensation, Principles, Policies and Practices—MMC Executive Compensation Program—Employment Arrangements” on page 33.

Grants of Plan-Based Awards in 2009

The following table contains information on the grants of plan-based awards made to our named executive officers in 2009. Amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to the annual short-term incentive compensation awards granted in respect of 2009. The terms and conditions of these awards are described in “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Annual Bonus” on page 34. The remaining columns relate to plan-based equity awards granted in 2009. These generally consist of performance-based restricted stock units, service-based restricted stock units, and stock options with respect to shares of MMC common stock. The terms and conditions of these awards are described in the narrative following this table.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Closing Stock Price on Date of Grant ($/Sh) (6)	Grant Date Fair Market Value of Stock and Option Awards ($) (7)
(a)	(b) (1)	(c) (1)	(d)	(e) (2)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Duperreault			$0	$2,250,000	$4,500,000
	2/23/2009	2/23/2009							105,015				$2,000,011
	2/23/2009	2/23/2009								1,307,190	$19.045	$18.530	6,026,146

Vanessa A. Wittman			0	750,000	1,500,000
	2/23/2009	2/23/2009							26,254				500,007
	2/23/2009	2/23/2009								326,798	19.045	18.530	1,506,539

Daniel S. Glaser			0	2,250,000	4,500,000
	2/23/2009	2/23/2009							52,508				1,000,015
	2/23/2009	2/23/2009								653,595	19.045	18.530	3,013,073

M. Michele Burns			0	1,500,000	3,000,000
	2/26/2009	2/26/2008				0	8,899	13,349					166,678
	2/23/2009	2/23/2009							26,254				500,007
	2/23/2009	2/23/2009								326,798	19.045	18.530	1,506,539

Peter J. Beshar			0	1,500,000	3,000,000
	2/23/2009	2/23/2009							22,972				437,502
	2/23/2009	2/23/2009								285,948	19.045	18.530	1,318,220

1.	Equity awards reported in this table and dated February 23, 2009, were approved by the Compensation Committee at its meeting on February 23, 2009, and granted on the same date. The equity award reported in this table and dated February 26, 2009, was approved by the Compensation Committee at its meeting on February 26, 2008, and granted to Ms. Burns on the anniversary of her 2008 award and discussed in further detail in footnote number 3 below.

2.	The target annual short-term incentive amounts reported in column (e) as a percentage of each named executive officer’s base pay, were: 225% for Mr. Duperreault; 100% for Ms. Wittman; 225% for Mr. Glaser; 176% for Ms. Burns; and 171% for Mr. Beshar. The target amounts for Ms. Burns and Mr. Beshar were both set at $1,500,000 by the Compensation Committee at its meeting on March 18, 2009. The actual earned amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

3.

On February 26, 2008, Ms. Burns was granted an award of performance-based restricted stock units based on the performance of Mercer. The award was initially denominated as a fixed dollar amount ($500,000 with nominal increases to reflect the fact that MMC does not award partial units and rounds up to the next full unit on the actual date of an award). One-third of the award was converted into performance-based restricted stock units on each of: the grant date and the first and second anniversaries of the grant date. The amounts reported in columns (g), (h) and (i) for Ms. Burns reflect performance-based restricted stock units granted to Ms. Burns on February 26, 2009 in respect of the second one-third of this award, as they would pay out based on threshold (0%), target (100%) and maximum (150%) performance, respectively. This grant was made under MMC’s 2000 Senior Executive Incentive and Stock Award Plan. The terms and conditions of these awards are described in further detail in the narrative following this table.

4.	The amounts reported in column (j) reflect restricted stock units granted in 2009. All grants of restricted stock units include the right to accumulated dividend equivalent payments in cash equal in amount to dividends paid on outstanding shares of MMC common stock and payable at the time the underlying restricted stock units vest. These grants were made under MMC’s 2000 Senior Executive Incentive and Stock Award Plan. The terms and conditions of these awards are described in further detail in the narrative following this table.

5.	The amounts reported in column (k) reflect nonqualified stock options granted in 2009. These grants were made under MMC’s 2000 Senior Executive Incentive and Stock Award Plan. The terms and conditions of these awards are described in further detail in the narrative following this table.

6.	The stock options granted on February 23, 2009, have an exercise price of $19.045, equal to the average of the high and low trading prices of shares of MMC common stock on February 20, 2009, the trading date immediately preceding the date of grant. The closing price of the stock on the date of grant was $18.53, which is lower than the exercise price.

7.	The grant date fair value reported for Ms. Burns’ performance-based restricted stock units assumes payment at target.

Stock Options

Stock options represent the right to purchase a specified number of shares of MMC common stock at a specified exercise price for a specified period of time. The options granted on February 23, 2009 are scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date, with earlier vesting in the event of death and specified terminations of employment. The options have an exercise price equal to the average of the high and low trading prices of shares of MMC common stock on the trading day immediately preceding the grant date.

Restricted Stock Units

Restricted stock units represent a promise to deliver a share of MMC common stock as soon as practicable after vesting. The units granted to the named executive officers on February 23, 2009, are scheduled to vest equally on February 15, 2010, 2011 and 2012, with earlier vesting in the event of death and specified terminations of employment. During the vesting period, the named executive officers are entitled to accumulated cash payments equal to the dividends paid on one share of MMC common stock multiplied by the number of units granted, at the same time as dividends are paid to MMC stockholders. The accumulated dividends will be payable at the same time that the underlying units vest. The restricted stock units have no voting rights.

Performance-based Restricted Stock Units

Performance-based restricted stock units, based on the performance of Mercer, were granted to Ms. Burns in 2008. The award was initially denominated as a fixed dollar amount. One-third of the value of the award was converted into performance-based restricted stock units on the grant date the first anniversary of the grant date; and the second anniversary of the grant date based on the fair market value of shares of MMC common stock on each conversion date. The number of shares of MMC common stock delivered in respect of these units is determined based on Mercer’s performance during three annual performance periods (2008, 2009 and 2010). Based on the Compensation Committee’s assessment of Mercer’s performance for the relevant year, zero to 1.5 shares of MMC common stock will be delivered to Ms. Burns for each vested performance-based restricted stock unit. The units are scheduled to vest on the third anniversary of the grant date, with earlier vesting in the event of death and specified terminations of employment. Dividend equivalents are not currently paid on the performance-restricted stock unit award at the same time dividends are paid to MMC stockholders. This award includes the right to accumulated dividend equivalent payments equal in amount to dividends paid on outstanding shares of MMC common stock, based on the target number of units, and paid at the same time that the performance-restricted stock units vest.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning equity-based awards held by our named executive officers on December 31, 2009. All outstanding equity awards are with respect to MMC common stock.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (4)
Brian Duperreault	(6)	0	0	400,000	27.2750	1/28/2018
	(6)	0	0	400,000	27.2750	1/28/2018
	(6)	200,000	200,000	0	27.2750	1/28/2018
	(7)	0	0	265,152	26.0700	2/25/2018
	(8)	0	1,307,190	0	19.0450	2/22/2019
	(9)						483,142	10,667,775

Vanessa A. Wittman	(10)	0	0	56,883	32.6950	9/9/2018
	(8)	0	326,798	0	19.0450	2/22/2019
	(11)						41,547	917,358

Daniel S. Glaser	(12)	0	0	100,000	25.8150	12/9/2017
	(8)	0	653,595	0	19.0450	2/22/2019
	(13)						168,720	3,725,338

M. Michele Burns	(14)	0	0	125,000	30.2150	3/14/2016
	(15)	0	0	31,250	29.6000	2/11/2017
	(7)	0	0	75,758	26.0700	2/25/2018
	(8)	0	326,798	0	19.0450	2/22/2019
	(16)						67,429	1,488,832	32,185	710,645

Peter J. Beshar	(17)	100,000	0	0	27.5300	11/16/2014
	(18)	0	0	75,000	30.5050	3/15/2015
	(14)	0	0	53,572	30.2150	3/14/2016
	(15)	0	0	35,157	29.6000	2/11/2017
	(7)	0	0	151,516	26.0700	2/25/2018
	(8)	0	285,948	0	19.0450	2/22/2019
	(19)						64,499	1,424,138	19,004	419,608

1.	Represents vested, non-performance contingent stock options.

2.	Represents unvested, non-performance contingent stock options.

3.	Represents both vested and unvested, performance-contingent stock options. Performance-contingent stock options, other than those granted to Mr. Duperreault in 2008 and discussed in footnote 6 below, are exercisable following vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the option has vested.

4.	Based on the closing market price of a share of MMC common stock on December 31, 2009, which was $22.08 per share.

5.

The amounts reported in this column represent the number of shares underlying performance-based restricted stock units, based on the achievement of target performance. Performance-based restricted stock units granted before 2008 vest after three years and are paid in a number of MMC shares determined based on performance over the three-year period. The number of deliverable shares will range from 0% of target to 200% (for awards made before 2008) and 150% (for awards made in 2008) of target. Performance-based restricted stock units were granted in 2007 to Ms. Burns and Mr. Beshar. Based on actual performance over the 2007-2009 three-year performance period, no shares were earned. The actual number of shares delivered in respect of that award was lower than the numbers reported in this column. See also footnotes 16 and 19 to this table. See also the narrative following the “Grants of Plan-Based Awards” table above with respect to Ms. Burns’ award of performance-based restricted stock units based on the performance of Mercer, on February 26, 2008.

6.	Stock options granted to Mr. Duperreault on January 29, 2008, represent three distinct tranches. The first tranche, representing 400,000 stock options, vested equally on the first and second anniversaries of the award. The second tranche, representing 400,000 performance-contingent stock options, will become exercisable if and when the closing fair market value of a share of MMC’s common stock exceeds 120% of the stock option exercise price (or $32.73) for 15 consecutive trading days. The third tranche, representing 400,000 performance-contingent stock options, will become exercisable if and when the closing fair market value of a share of MMC’s common stock exceeds 140% of the stock option exercise price (or $38.185) for 15 consecutive trading days.

7.	Represents a performance-contingent stock option that was granted on February 26, 2008, with vesting in four equal tranches on February 26, 2009, 2010, 2011 and 2012. Each tranche is exercisable after vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the tranche has vested.

8.	Represents a stock option that was granted on February 23, 2009 with vesting in four equal tranches on February 23, 2010, 2011, 2012 and 2013.

9.	Represents 483,142 restricted stock units that vest as follows: 300,000 units on January 29, 2011; 11,000 units on January 29, 2010; 67,127 units on February 26, 2011; 35,005 units on February 15, 2010; 35,005 units on February 15, 2011; and 35,005 units on February 15, 2012. Up to 100,000 of these units will be forfeited in the event that a change in control of MMC occurs prior to the vesting date and the transaction price is less than $38.1850 per share.

10.	Represents a performance-contingent stock option that was granted on September 10, 2008, with vesting in four equal tranches on September 10, 2009, 2010, 2011 and 2012. Each tranche is exercisable after vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the tranche has vested.

11.	Represents 41,547 restricted stock units that will vest as follows: 15,293 on September 10, 2011; 8,751 units on February 15, 2010; 8,751 units on February 15, 2011; and 8,752 units on February 15, 2012.

12.	Represents a performance-contingent stock option that was granted on December 10, 2007 with vesting in four equal tranches on December 10, 2008, 2009, 2010, and 2011. Each tranche is exercisable after vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the tranche has vested.

13.	Represents 168,720 restricted stock units that will vest as follows: 116,212 units on December 10, 2010; 17,503 units on February 15, 2010; 17,503 units on February 15, 2011; and 17,502 units on February 15, 2012.

14.	Represents a performance-contingent stock option that was granted on March 15, 2006, with vesting in four equal tranches on March 15, 2007, 2008, 2009 and 2010. Each tranche is exercisable after vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the tranche has vested.

15.	Represents a performance-contingent stock option that was granted on February 12, 2007, with vesting in four equal tranches on February 12, 2008, 2009, 2010 and 2011. Each tranche is exercisable after vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the tranche has vested.

16.	Represents 67,429 restricted stock units that vest as follows: 38,359 units on February 26, 2011; 2,816 units on February 12, 2010; 8,751 units on February 15, 2010; 8,751 units on February 15, 2011; and 8,752 units on February 15, 2012. In addition, represents 32,185 performance-based restricted stock units (at target) that vest as follows: 15,293 units on February 26, 2011 and 16,892 units on February 12, 2010. As noted in footnote 5, above, based upon actual performance over the 2007-2009 three-year performance period, 0 out of a target of 16,892 performance-based restricted stock units vested and were delivered on February 12, 2010.

17.	Represents a stock option that was granted on November 17, 2004, with vesting in three equal tranches on November 22, 2005, 2006 and 2007.

18.	Represents a performance-contingent stock option that was granted on March 16, 2005, with vesting in four equal tranches on March 16, 2006, 2007, 2008 and 2009. Each tranche is exercisable after vesting only to the extent that the closing market price of a share of MMC common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the tranche has vested.

19.	Represents 64,499 restricted stock units that will vest as follows: 38,359 units on February 26, 2011; 3,168 units on February 12, 2010; 7,657 units on February 15, 2010; 7,657 units on February 15, 2011; and 7,658 units on February 15 2012. In addition, represents 19,004 performance-based restricted stock units (at target) that will vest on February 12, 2010. As noted in footnote 5, above, based upon actual performance over the 2007-2009 three-year performance period, 0 out of a target of 19,004 performance-based restricted stock units vested and were delivered on February 12, 2010.

Option Exercises and Stock Vested

The following table sets forth certain information concerning restricted stock unit awards held by our named executive officers that vested in 2009. None of the named executive officers exercised stock options with respect to MMC common stock in 2009.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Brian Duperreault	0	$0	32,997	$668,519
Vanessa A. Wittman	0	0	0	0
Daniel S. Glaser	0	0	0	0
M. Michele Burns	0	0	37,115	698,948
Peter J. Beshar	0	0	17,867	340,937

1.	Based on the average of the high and low trading prices of a share of MMC common stock on the trading date immediately preceding the vesting date.

Defined Benefit Retirement Program

MMC maintains a defined benefit retirement program in the United States consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and Supplemental Retirement Plan. The Benefit Equalization Plan is a restoration plan that provides those participants subject to certain Internal Revenue Code limitations with retirement benefits on a comparable basis to those provided to other employees. The Supplemental Retirement Plan provides for an enhanced benefit for a select group of highly compensated employees and is intended to ensure that the retirement benefits that we provide to our employees are competitive with market practice.

For participants who are eligible for all three plans, annual benefits payable at age 65 in the form of a straight-life annuity are determined generally by the following formula:

■	2.0% of eligible salary for each of the first 25 years of eligible benefit service; plus

■	1.6% of eligible salary for each of the next five years of eligible benefit service; plus

■	1.0% of eligible salary for each year of eligible benefit service over 30 years.

The above sum is reduced by an amount representing a portion of the participant’s estimated Social Security benefit. Under the retirement program, participants who have attained five years of vested service and are at least age 55 are eligible for early retirement benefits.

Messrs. Duperreault, Glaser and Beshar, Ms. Wittman and Ms. Burns participate in the United States defined benefit retirement program.

Benefits under the retirement program vest upon the earliest of (i) a participant’s attainment of five years of service, (ii) attainment of age 65, or (iii) a change in control of MMC. None of the named executive officers has been credited with any benefit accrual service for purposes of the retirement program other than based on the executive’s actual period(s) of service with an MMC company.

The actuarial net present value of the accumulated pension benefits of the named executive officers who participate in these plans as of the end of 2009, as well as other information about each of our defined benefit pension plans, is reported in the table below. Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 65 years, are included in footnote 8 to MMC’s audited financial statements for the fiscal year ended December 31, 2009, included in MMC’s Annual Report on Form 10-K filed with the SEC on February 26, 2010. Benefits under the tax-qualified Marsh & McLennan Companies Retirement Plan are generally paid as a monthly annuity for the life of the retiree and his or her designated survivor, if the participant has elected to be paid on a joint and survivor basis. Benefits earned under the nonqualified plans prior to 2005 may be payable as a lump sum as well. The lump sum option is not available to any of the named executive officers since more had benefits that were earned and vested as of December 31, 2004. MMC’s policy for funding its obligation under the tax-qualified plans is to contribute amounts at least sufficient to meet the funding requirements set forth in applicable law. MMC is not required to, and does not, fund any of its obligations to the named executive officers under any of its nonqualified defined benefit retirement plans. No payments under the plans were made in 2009.

PENSION BENEFITS TABLE FOR 2009

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Brian Duperreault	Qualified Retirement Plan	2.0	$65,025	$0
	Benefit Equalization Plan	2.0	217,849	0
	Supplemental Retirement Plan	2.0	65,910	0

	Total		348,784

Vanessa A. Wittman	Qualified Retirement Plan	1.3	12,991	0
	Benefit Equalization Plan	1.3	30,609	0
	Supplemental Retirement Plan	1.3	8,935	0

	Total		52,536

Daniel S. Glaser	Qualified Retirement Plan	12.0	67,481	0
	Benefit Equalization Plan	12.0	103,513	0
	Supplemental Retirement Plan	12.0	28,518	0

	Total		199,512

M. Michele Burns	Qualified Retirement Plan	3.8	63,437	0
	Benefit Equalization Plan	3.8	173,001	0
	Supplemental Retirement Plan	3.8	59,586	0

	Total		296,023

Peter J. Beshar	Qualified Retirement Plan	5.2	63,209	0
	Benefit Equalization Plan	5.2	171,204	0
	Supplemental Retirement Plan	5.2	59,600	0

	Total		294,013

1.	Represents years of benefit accrual service as of December 31, 2009. Mr. Glaser’s 12.0 years of service includes 9.9 years of service for his prior period of employment from July 1982 through May 1992.

2.	Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 65 years, are included in footnote 8 to MMC’s audited financial statements for the fiscal year ended December 31, 2009, included in MMC’s Annual Report on Form 10-K filed with the SEC on February 26, 2010.

Nonqualified Deferred Compensation

MMC maintains the Supplemental Savings and Investment Plan (SSIP), a nonqualified deferred compensation plan that coordinates with its tax-qualified Section 401(k) Savings & Investment Plan. Under the SSIP, selected participants who have reached any one of the limitations set forth in the Internal Revenue Code under the Section 401(k) Savings & Investment Plan may, at their election, defer up to 30% of their base salary and notionally invest this amount in any or all of the plan’s notional investment alternatives. These alternatives consist of a variety of mutual funds and MMC stock units. Participants in the SSIP may change their investment elections at any time, on a daily basis, both as to future deferrals and existing balances; however, once a participant notionally invests an amount in MMC stock units, that amount cannot be reallocated to any other notional investment. After a participant completes one year of service with MMC, MMC provides matching credits at the same rate as the Section 401(k) Savings & Investment Plan. MMC’s senior executives are eligible to participate in the SSIP. Mr. Glaser and Ms. Wittman elected not to participate in the SSIP in 2009.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2009

Name	Plan Name	12/31/08 Closing Balance ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Brian Duperreault	SSIP	$0	$45,300	$22,650	$4,299	$0	$72,249
Vanessa A. Wittman	None	0	0	0	0	0	0
Daniel S. Glaser	None	0	0	0	0	0	0
M. Michele Burns	SSIP	66,331	36,300	27,450	34,972	0	165,054
Peter J. Beshar	SSIP	93,657	38,357	28,891	44,673	0	205,578

1.	Amounts reported in this column are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 44 net of any performance-based matching contributions previously reported in respect of 2008 and credited on March 2, 2009 ($9,300 for Ms. Burns and $9,797 for Mr. Beshar).

2.	Aggregate earnings are based upon the performance of a variety of mutual funds and shares of MMC common stock. Because these earnings are based upon actual market performance, they are not considered above-market or preferential for purposes of the SEC rules. Therefore, none of the amounts reported in this column are reportable in the Summary Compensation Table on page 44. Aggregate earnings that are shown as negative numbers represent negative performance of the investments in which the named executive officer is notionally invested.

3.	Includes performance-based matching contributions previously reported in respect of 2008 and credited on March 2, 2009 ($9,300 for Ms. Burns and $9,797 for Mr. Beshar).

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated payments and benefits to be provided to our named executive officers included in the table directly below in the event of the specified termination of employment and upon a change in control of MMC. In accordance with SEC rules, this table assumes that the relevant triggering event occurred on December 31, 2009, the last business day of the last completed fiscal year, and that the price per share of MMC common stock is the closing market price as of December 31, 2009 ($22.08).

Except for Mr. Duperreault, the employment agreement or employment letter for each named executive officer provides for cash severance in the event of an involuntary termination of employment “without cause” (as described below) or a termination of employment for “good reason” (as described below). The cash severance amounts included in this table reflect the employment arrangements in effect on December 31, 2009. Subsequent to that date, Mr. Beshar and Ms. Burns transitioned to employment letters that provide for reduced cash severance. In addition, each such named executive officer is entitled to specified benefits upon death or “disability” (as described below). Mr. Duperreault’s employment agreement does not provide for cash severance.

MMC’s 2000 Senior Executive Incentive Stock Award Plan and 2000 Employee Incentive and Stock Award Plan also provide that in the event of a change in control of MMC, all equity-based awards granted before March 16, 2007, become fully vested and exercisable, and any restrictions contained in the terms and conditions of the awards lapse. As described in “Compensation Discussion and Analysis—Compensation Principles, Policies and Practices—Risk and Reward Features of Executive Compensation Corporate Governance Policies” on pages 30 and 31, the terms of equity-based awards granted after March 15, 2007 contain a “double-trigger” change-in-control vesting provision, which requires a change in control of MMC followed by a specified termination of employment in order for accelerated vesting to occur. In addition, these plans provide that, if any equity-based award that vests as a result of a change in control of MMC is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, MMC will make a payment to the extent necessary to restore the participant to the same after-tax position had such excise tax not been imposed. Cash severance payments are not eligible for the tax reimbursement benefit.

	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Excise Tax Reimburse- ment ($) (3)	Accumulated Dividend Equivalents on Outstanding Stock Units	Welfare and Retirement Benefits ($) (4) (5)	Total ($)
Brian Duperreault
Involuntary termination without cause or termination for good reason	$0	$10,667,775	$3,967,322	N/A	$63,009	$64,080	$14,762,186
Involuntary termination without cause or termination for good reason upon change in control	0	8,459,775	3,967,322	$0	63,009	64,080	12,554,186
Death or disability	0	10,667,775	3,967,322	N/A	63,009	5,542	14,703,648
Vanessa A. Wittman
Involuntary termination without cause	2,250,000	312,962	0	N/A	4,474	43,026	2,610,462
Involuntary termination without cause or termination for good reason upon change in control	1,900,000	917,358	991,832	0	15,752	43,026	3,867,968
Death or disability	0	917,358	991,832	N/A	15,752	0	1,924,942
Daniel S. Glaser
Involuntary termination without cause or termination for good reason	11,500,000	3,725,338	1,983,661	N/A	31,505	42,735	17,283,238
Involuntary termination without cause or termination for good reason upon change in control	11,000,000	3,725,338	1,983,661	0	31,505	42,735	16,783,238
Death or disability	2,250,000	3,725,338	1,983,661	N/A	31,505	0	7,990,504
M. Michele Burns
Involuntary termination without cause or termination for good reason	5,901,333	2,199,477	991,832	N/A	30,043	37,671	9,160,356
Involuntary termination without cause or termination for good reason upon change in control	5,801,333	2,199,477	991,832	440,382	30,043	37,671	9,500,738
Death or disability	850,000	2,199,477	991,832	N/A	30,043	7,329	4,078,681
Peter J. Beshar
Involuntary termination without cause or termination for good reason	7,328,125	1,843,746	867,852	N/A	13,783	42,735	10,096,241
Involuntary termination without cause or termination for good reason upon change in control	7,328,125	1,843,746	867,852	324,577	13,783	42,735	10,420,818
Death or disability	1,500,000	1,843,746	867,852	N/A	13,783	0	4,225,381

As of December 31, 2009, none of the named executive officers were eligible for benefits or payments upon an early or normal retirement.

1.	The following table sets forth the calculation of amounts shown in the “Total Cash Payment” column of the table above. For purposes of this calculation, because this table assumes that termination of employment occurs at year-end, the amount shown in the “Prorated Bonus” column of the table below is equal to the individual’s actual bonus for the entire year.

Name	Termination Reason	Base Salary ($)	Average or Target Bonus ($)	Total ($)	Severance Multiplier	Total Severance ($) (a)	Prorated Bonus ($) (b)	Total Cash Payment ($)
Brian Duperreault	Involuntary	N/A	N/A	N/A	0.0	$0	$0	$0
	Involuntary after Change in Control	N/A	N/A	N/A	0.0	0	0	0
	Death or Disability						0	0
Vanessa A. Wittman	Involuntary	$750,000	$400,000	$1,150,000	1.0	1,150,000	1,100,000	2,250,000
	Involuntary after Change in Control	750,000	400,000	1,150,000	1.0	1,150,000	750,000	1,900,000
	Death or Disability						0	0
Daniel S. Glaser	Involuntary	1,000,000	3,000,000	4,000,000	2.0	8,000,000	3,500,000	11,500,000
	Involuntary after Change in Control	1,000,000	3,000,000	4,000,000	2.0	8,000,000	3,000,000	11,000,000
	Death or Disability						2,250,000	2,250,000
M. Michele Burns	Involuntary	850,000	1,300,667	2,150,667	2.0(c)	4,301,333	1,600,000	5,901,333
	Involuntary after Change in Control	850,000	1,300,667	2,150,667	2.0(c)	4,301,333	1,500,000	5,801,333
	Death or Disability						850,000	850,000
Peter J. Beshar	Involuntary	875,000	1,456,250	2,331,250	2.5(c)	5,828,125	1,500,000	7,328,125
	Involuntary after Change in Control	875,000	1,456,250	2,331,250	2.5(c)	5,828,125	1,500,000	7,328,125
	Death or Disability						1,500,000	1,500,000

(a)	Amounts disclosed in this column are payable by MMC in the form of a lump-sum as soon as practicable following termination of employment, subject to the individual’s execution of a general release for the benefit of MMC and further subject to any required delay in payment under Section 409A of the Internal Revenue Code.

(b)	“Prorated Bonus” amounts, if any, are payable by MMC at the same time as annual bonuses for the applicable year are paid to MMC’s senior executives generally, subject to the individual’s execution of a general release for the benefit of MMC and further subject to any required delay in payment under Section 409A of the Internal Revenue Code.

(c)	Both Ms. Burns and Mr. Beshar have transitioned to employment letters since December 31, 2009. Under the employment letters, their severance multiplier is reduced to 1.0.

2.	This column reflects equity-based awards with respect to MMC common stock outstanding as of December 31, 2009. The value of performance-based restricted stock units is shown at target performance.

3.	Upon a change in control of MMC, if any outstanding equity-based award that vests as a result of the change in control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, MMC will make a payment to the extent necessary to restore the named executive officer to the same after-tax position had such excise tax not been imposed. The amounts in the table are calculated based on an excise tax rate of 20%, a federal tax rate of 35%, New York State tax rate of 8.97%, a local tax rate of 3.648% for New York City residents, a Medicare tax rate of 1.45% and the effect on federal taxes of the state tax deduction and phase-out of itemized deductions. Because this table assumes that the change in control event occurred on December 31, 2009, this column assumes a Base Amount covering years 2004 through 2008 inclusive, as applicable.

4.	All of the named executive officers are entitled to continue receiving company-sponsored health insurance for 12 months. In order to receive such benefits they are required to contribute at the same level as similarly situated active employees. All of the named executive officers are entitled to receive outplacement services for a period of 12 months.

5.	The amounts reported in this column, where applicable, include matching Section 401(k) Savings & Investment Plan contributions made by MMC that would vest in the event of a change of control of MMC.

Termination of Employment

Upon any termination of employment, including a termination for “cause” or without “good reason,” a named executive officer will receive any accrued pay and regular post-employment benefits under the terms of the applicable plans. The amounts reported in the table above do not include payments and benefits that are provided on a nondiscriminatory basis to all employees generally upon termination of employment.

These include the following:

■	Salary through the date of termination and accrued but unused vacation time;

■	Post-employment group medical benefit continuation at the employee’s cost;

■	Welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance;

■	Distributions of defined benefit plan benefits, whether or not tax-qualified (our United States retirement program is described in “Defined Benefit Retirement Program” on page 53);

■

Distributions of tax-qualified defined contribution plans and nonqualified deferred compensation plans (the nonqualified deferred compensation plans are described in “Nonqualified Deferred Compensation” on page 55); and

■	Vested benefits.

“Cause” is defined as: (i) any willful refusal by the named executive officer to follow lawful directives of the Board (or, in the case of Messrs. Beshar and Glaser, of the CEO or the Board) which are consistent with the scope and nature of his or her duties and responsibilities (or, in the case of Ms. Wittman, willful failure to perform the duties consistent with her position); (ii) the named executive officer’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement; (iii) any gross negligence or willful misconduct of the named executive officer resulting in a material loss to MMC or any of its subsidiaries, or material damage to the reputation of MMC or any of its subsidiaries; (iv) any material breach by the named executive officer of any one or more of the covenants contained in his or her employment agreement (except for Ms. Wittman, whose definition does not include this provision); or (v) any violation of any statutory or common law duty of loyalty to MMC or any of its subsidiaries. In addition, Ms. Wittman’s definition of “cause” also includes: (i) willful violation of any written MMC policy and (ii) unlawful use (including being under the influence) or possession of illegal drugs.

Other than for Mr. Duperreault and Ms. Wittman, “good reason” is defined as: (i) a material diminution in the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by his or her employment agreement; (ii) any removal of the named executive officer from any of the positions he or she holds as of the date of his or her employment agreement; (iii) any failure by MMC to comply with the provisions of his or her employment agreement pertaining to level of compensation; (iv) failure by MMC to comply with any other material provisions of the employment agreement; or (v) change in the named executive officer’s principal work location to more than 50 miles from his or her current work location. Mr. Duperreault’s definition of “good reason” is similar to, although slightly broader than, that of the other named executive officers. In addition to the above, Mr. Duperreault’s “good reason” definition includes: (i) his removal or the failure to reelect him as a member of the Board (other than in connection with an action or inaction that constitutes “cause”) and (ii) his no longer serving as the chief executive officer, reporting to the board of directors, of the top-tier “parent company” resulting from a change in control. Ms. Wittman’s definition of “good reason” is similar to, although slightly narrower than, that of the other named executive officers. In addition, her definition of “good reason” only applies during the 24-month period following a change in control of MMC.

“Disability” occurs when the named executive officer is prevented from performing satisfactorily his or her obligations under his or her employment agreement for a period of at least 90 consecutive days or 180 nonconsecutive days within any 365-day period.

Change in Control

As described in “Compensation Discussion and Analysis—Compensation Principles, Policies and Practices—Risk and Reward Features of Executive Compensation Corporate Governance Policies” on pages 30 and 31, the terms of equity-based awards granted after March 15, 2007 contain a “double-trigger” change-in-control vesting provision, which requires a change in control of MMC followed by a specified termination of employment for accelerated vesting to occur. Our equity incentive plans also have an excise tax reimbursement provision providing that, if any equity-based award that vests as a result of a change in control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, a payment would be made to the participant as necessary to restore such individual to the same after-tax position had such excise tax not been imposed.

The change-in-control provisions included in our employment agreements and our Senior Executive Severance Pay Plan also contain a “double trigger” arrangement, but do not contain an excise tax reimbursement provision. The employment agreements and the Senior Executive Severance Pay Plan have a “double-trigger,” rather than provide severance payments solely on the basis of a change in control, as this is more consistent with the purpose of encouraging the continued employment of the senior executive following a change in control.

We use the same definition of “change in control” in the employment agreements and the equity incentive plans.

The applicable definitions of “cause” and “good reason” in connection with equity-based awards for our named executive officers are similar to those described above in “Termination of Employment.”

Restrictive Covenants

Each of the named executive officers is subject to nonsolicitation covenants that prohibit him or her from:

■	soliciting any customer or client with respect to a competitive activity; and

■	soliciting or employing any employee for the purpose of causing the employee to terminate employment.

Each of the named executive officers, except for Ms. Wittman, is also subject to noncompetition covenants that prohibit him or her from engaging in a competitive activity.

For Messrs. Duperreault and Glaser the noncompetition and nonsolicitation period is 24 months from the date of termination of employment. For Ms. Burns, Mr. Beshar and Ms. Wittman (solely with respect to nonsolicitation), the period is 12 months from the date of termination of employment.

In addition, at all times prior to and following his or her termination of employment, the named executive officers are subject to a confidentiality covenant.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table

The following table sets forth information as of December 31, 2009, with respect to compensation plans under which equity securities of MMC are authorized for issuance:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	(b) Weighted- average exercise price of outstanding options, warrants and rights (2)(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by stockholders	17,548,299(4)	$33.5621	18,718,157(5)
Equity compensation plans not approved by stockholders	52,674,421(6)	$31.4608	33,361,302(7)
Total	70,222,720	$32.1375	52,079,459

(1)	This column reflects shares subject to outstanding and unexercised options granted over the last ten years under MMC’s 2000 Senior Executive Incentive and Stock Award Plan, 1997 Senior Executive Incentive and Stock Award Plan, 2000 Employee Incentive and Stock Award Plan and 1997 Employee Incentive and Stock Award Plan. This column also contains information regarding the equity awards specified in notes (4) and (6) below. There are no warrants or stock appreciation rights outstanding.

(2)	The number of shares that may be issued during the current offering periods under stock purchase plans, and the weighted-average exercise price of such shares, are uncertain and consequently not reflected in columns (a) and (b). The number of shares to be purchased will depend on the amount of contributions with interest accumulated under these plans as of the close of each purchase period during the current offering periods and the value of a share of MMC common stock on each purchase date. An estimate of the number of shares subject to purchase during the current offering period for the 1999 Employee Stock Purchase Plan is 1,497,428 shares. An estimate of the number of shares subject to purchase during the current offering periods which mature in 2010 for the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), Irish Savings Related Share Option Scheme 2001 and the Share Participation Schemes for employees in Ireland is 432,309 shares. The shares remaining available for future issuance in column (c) include any shares that may be acquired under all current offering periods for these stock purchase plans. Further information regarding shares available for issuance under these plans is set forth in the first bullet in each of notes (5) and (7) below.

(3)	The weighted-average exercise price in column (b) does not take into account the awards referenced in notes (4) and (6) below.

(4)	Includes 2,617,594 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards and other deferred compensation obligations.

(5)	Includes the following:

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7,248,028 shares available for future awards under the 1999 Employee Stock Purchase Plan, a stock purchase plan qualified under Section 423 of the Internal Revenue Code. Employees may acquire shares at a discounted purchase price (which may be no less than 95% of the market price of the stock on the relevant purchase date) on four quarterly purchase dates within the one-year offering period with the proceeds of their contributions plus interest accumulated during the respective quarter.

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7,847,475 shares available for future awards under the 2000 Senior Executive Incentive and Stock Award Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, deferred bonus units, dividend equivalents, stock bonus, performance awards and other unit-based or stock-based awards. Consistent with plan terms, the shares available for future awards includes shares surrendered to satisfy withholding tax on restricted stock unit distributions, which surrendered shares were not reflected in this table in prior years.

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2,840,622 shares available for future deferrals directed into share units under the Supplemental Savings & Investment Plan, a nonqualified deferred compensation plan providing benefits to employees whose benefits are limited under the tax-qualified 401(k) Savings & Investment Plan.

¡	782,032 shares available for future awards under the Directors’ Stock Compensation Plan. Awards may consist of shares, deferred stock units and dividend equivalents.

(6)	Includes 21,241,011 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2000 Employee Incentive and Stock Award Plan and predecessor plans and programs.

(7)	Includes the following:

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12,785,664 shares available for future awards under the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), and Irish Savings Related Share Option Scheme 2001.

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19,280,437 shares available for future awards under the 2000 Employee Incentive and Stock Award Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, deferred bonus units, dividend equivalents, stock bonus, performance awards and other unit-based or stock-based awards. Consistent with plan terms, the shares available for future awards include shares surrendered to satisfy withholding tax on restricted stock unit distributions, which surrendered shares were not reflected in this table in prior years.

¡	28,484 shares available for future awards under the Share Participation Schemes for employees in Ireland. Awards are made in shares of stock.

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959,777 shares available for future awards, and 306,940 shares that may be issued to settle outstanding awards, under the Special Severance Pay Plan. Awards consist of stock units and dividend equivalents.

The material features of MMC’s compensation plans that have not been approved by stockholders and under which MMC shares are authorized for issuance are described below. Any such material plans under which awards in MMC shares may currently be granted are included as exhibits to MMC’s Annual Report on Form 10-K for the year ended December 31, 2009.

■

Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save As You Earn Plan (U.K.) and Irish Savings Related Share Option Scheme.  Eligible employees may elect to contribute to these plans through regular payroll deductions over an offering period which varies by plan from one to five years. On each purchase date, generally the end of the offering period, participants may receive their contributions plus interest in cash or use that amount to acquire shares of stock at a discounted purchase price. Under the Stock Purchase Plan for International Employees, the purchase price may be no less than 95% of the market price of the stock on each of four quarterly purchase dates within the one-year offering period. Under the U.K. and Irish Plans, the purchase price may be no less than 95% of the market price of the stock at the beginning of the offering period. Under the French Plan, the purchase price may be no less than 95% of the market price of the stock at the end of the offering period.

■

2000 Employee Incentive and Stock Award Plan and predecessor plans and programs.  The terms of this plan and the 1997 Employee Incentive and Stock Award Plan are described in Note 9 to MMC’s consolidated financial statements for the fiscal year ended December 31, 2009, included in MMC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010. No future awards may be granted under any predecessor plan or program.

■

Share Participation Schemes for employees in Ireland.  Eligible participants may elect to acquire shares of stock at market price by allocating their bonus and up to an equivalent amount of their basic salary. The acquired shares are held in trust and generally may not be transferred for two years following their acquisition. The initial value of any shares held in trust for more than three years is not subject to income tax.

■

Special Severance Pay Plan.  Under this plan, certain holders of restricted stock or awards in lieu of restricted stock with at least ten years of service will receive payment in shares upon forfeiture of their award if their employment with MMC or one of its subsidiaries terminates. The amount of the payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a nonsolicitation agreement. Grants made on or after January 1, 2007, are not eligible for treatment under this plan.

TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

MMC has adopted specific policies and procedures regarding Board review and approval or ratification of certain transactions between MMC and its directors, executive officers and others. See the discussion under the caption “Review of Related-Person Transactions” appearing at page 8 of this proxy statement.

Mr. Peter Zaffino is President and Chief Executive Officer of Guy Carpenter, an MMC subsidiary. Peter Zaffino’s father, Mr. Salvatore Zaffino, former Chairman and Chief Executive Officer of Guy Carpenter, had an agreement with MMC pursuant to which he provided up to 100 hours of consulting services per month at an annual fee of $550,000. This agreement expired according to its terms on December 31, 2009. Garrett Benton, brother-in-law of Peter Zaffino and a senior vice president of Guy Carpenter, received compensation totaling approximately $161,250 in 2009. Mr. Jonathan Zaffino, Peter Zaffino’s brother, was hired effective March 1, 2010 as the Global Risk Management Casualty Leader of Marsh USA Inc. Jonathan Zaffino’s compensation in 2010 is expected to be approximately $700,000, not including any equity-based awards that may be granted in the future.

Dr. David Nadler is Vice Chairman, Office of the CEO, of MMC. His brother, Mark Nadler, is a partner of MMC subsidiary Oliver Wyman Delta and in 2009 earned compensation of approximately $365,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires MMC’s directors and executive officers, and persons who own more than ten percent of the common stock of MMC, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of MMC common stock. MMC assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2009, all Section 16(a) filing requirements applicable to such individuals were complied with, except for one late report filed on behalf of each of Ms. Burns and Mr. Zaffino, and two late reports filed on behalf of Mr. Rapport.

ITEM 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as MMC’s independent registered public accounting firm for the 2010 fiscal year, subject to stockholder ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal year 2010 and perform other services. Deloitte & Touche acted as MMC’s independent registered public accounting firm for the year ended December 31, 2009. A Deloitte & Touche representative will be present at the 2010 annual meeting of stockholders, and will have an opportunity to make a statement and to answer your questions.

The affirmative vote of a majority of the shares of MMC common stock present or represented and entitled to vote at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.

The Board of Directors recommends that you vote FOR this proposal.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2009 and 2008, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	($ in ‘000s)
	2009	2008
Audit Fees	$20,345	$20,500

Includes audits of the effectiveness of MMC’s internal control over financial reporting at December 31, 2009 and 2008, audits of consolidated financial statements and reviews of the consolidated financial statements included in MMC’s quarterly reports on Form 10-Q, statutory reports and regulatory audits.

Audit-Related Fees	1,864	850
Includes audits of employee benefit plans, computer- and control-related audit services, agreed-upon procedures, merger and acquisition assistance and accounting research services.

Tax Fees	624	1,000
Includes tax consulting and compliance services not related to the audit.

All Other Fees	50	100
Includes consulting fees related to outsourcing projects.

Total	$22,884	$22,450

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to MMC and its subsidiaries. The policy provides the guidelines necessary to adhere to MMC’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual Audit Committee budget approved by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. Any such approvals are reported to the Audit Committee at its next meeting. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent registered public accounting firm compared to the budget approvals for each of the categories of permitted services. The Committee reviews the suitability of the pre-approval policy at least annually.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the five directors named below. Each member of the Committee is independent as required by MMC, the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities with respect to the integrity of MMC’s financial statements; the qualifications, independence and performance of MMC’s independent auditors; the performance of MMC’s internal audit function; and compliance by MMC with legal and regulatory requirements. The Committee operates pursuant to a charter approved by the Board of Directors.

Management is responsible for MMC’s financial statements, the overall reporting process and the system of internal control, including internal control over financial reporting. Deloitte & Touche LLP, MMC’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of MMC’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on MMC’s internal control over financial reporting as of the end of MMC’s fiscal year.

In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them, and on the representations made, by management and Deloitte & Touche. The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.

During 2009, the Audit Committee executed its oversight function through a series of meetings and teleconferences with management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management and Deloitte & Touche MMC’s audited financial statements as of and for the year ended December 31, 2009, as well as matters related to internal control over financial reporting and the processes that support MMC’s reporting of financial results. The Committee also discussed with Deloitte & Touche the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of other non-audit services by Deloitte & Touche to MMC is compatible with maintaining Deloitte & Touche’s independence and has discussed with Deloitte & Touche that firm’s independence.

Based upon the review and discussions described in this report, the Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s annual report on internal control over financial reporting be included in MMC’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the

SEC. The Committee has also selected Deloitte & Touche LLP as MMC’s independent registered public accounting firm for 2010. The Board of Directors concurred with that selection and has recommended this selection to MMC stockholders for ratification.

Submitted by the Audit Committee

of the MMC Board of Directors

Leslie M. Baker, Jr.	Bruce P. Nolop
Zachary W. Carter	Marc D. Oken (Chair)
H. Edward Hanway

ITEM 3

STOCKHOLDER PROPOSAL: SHAREHOLDER ACTION BY WRITTEN CONSENT

William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, the beneficial owner of 2,400 shares of MMC common stock, has notified MMC that he or John Chevedden, his proxy, intends to present the following proposal at the annual meeting:

3 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by written consent of a majority of our shares outstanding to the extent permitted by law.

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction for us or in obtaining control of the board that could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholders’ ability to act by written consent, are significantly correlated to a reduction in shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm said there were high concerns regarding executive pay. Newly hired CEO Brian Duperreault’s employment agreement called for a $2.25 million minimum annual bonus in 2008. This type of pay represents the very worst of pay policy—to be guaranteed a bonus, regardless of performance, is tantamount to salary and should be labeled as such.

In addition, Mr. Duperreault was given $9.6 million in options and $11.1 million in restricted stock in 2008. Furthermore, Mr. Duperreault was given $8 million in stock options and $2 million in restricted stock in February 2009. Considering Mr. Duperreault’s guaranteed annual bonus, The Corporate Library questioned the large size of Mr. Duperreault’s options since small increases in our company’s share price can result in large financial awards.

Our following six directors were designated “Flagged (Problem) Directors” by The Corporate Library due to their Marsh & McLennan board tenure when MMC was sued by the State Attorney General for alleged bid rigging, price fixing, and kickbacks: Gwendolyn King, Stephen Hardis, Adele Simmons, Oscar Martin Fanjul, Morton Schapiro and Ian Lang. Our entire nomination and executive pay committees were filled with “Flagged (Problem) Directors” and this was noted in a 2009 shareholder proposal. Such tarnished directors should be excluded from our key board committees.

Our board was the only significant directorship for six of our directors. This could indicate a lack of current transferable director experience for one-half of our directors. Adele Simmons had 31-years tenure (independence concern) and was assigned to our nomination committee.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 3.

The Board of Directors recommends that you vote AGAINST the proposal for the following reasons:

In the judgment of the Board, it is not in the best interests of MMC and its stockholders to permit stockholders to act by written consent of a majority of our shares outstanding. MMC already provides stockholders with the opportunity to seek action through both annual and special meetings. Allowing a majority of stockholders to take action only by written consent, without holding stockholder meetings, would deprive stockholders of a valuable forum for discussion and the opportunity for minority stockholders to debate, to take issue with the actions of the majority stockholders, and to make relevant inquiries about the corporation’s business and the appropriateness of the action being taken. Furthermore, providing the authority for stockholders to act by written consent of a majority of our shares outstanding could permit a majority stockholder or stockholders to take action without any input from minority stockholders.

MMC currently provides ample opportunity for stockholders to raise matters at annual and special meetings, where action items may be adequately vetted by management, stockholders and the Board. Stockholders have frequently used annual meetings to communicate their concerns, including through the submission of stockholder proposals. In addition to annual meetings, MMC’s by-laws permit the chairman of the Board, or the Corporate Secretary as directed by a resolution of the Board, to call a special meeting to cover extraordinary events when fiduciary or strategic considerations, including matters involving major transactions, dictate that the events should be addressed on an expedited basis rather than wait until the next annual meeting. In 2009, the Board took prompt action in response to a stockholder proposal and amended MMC’s by-laws to allow stockholders of record of at least twenty percent (20%) of the voting power of the outstanding common stock of MMC to call a special meeting. In formulating this by-law provision, the MMC Board took into account views expressed by stockholders during the proxy solicitation process in order to strike a balance between the right to call a special meeting and the need for prudent safeguards and responsible use of company resources.

MMC currently maintains open lines of communications with its stockholders and is committed to adopting and following best practices in corporate governance. The Board believes that this proposal should be viewed in the context of the numerous corporate governance enhancements that the Board has already implemented. Among other things, the Board believes that the actions it has taken allow stockholders to hold directors accountable. MMC’s ranking by RiskMetrics Group’s Corporate Governance Quotient (CGQ) rating system has increased from the 29th percentile relative to its industry peer group in 2004 to the 73rd percentile in 2009. During that time, MMC has taken actions to enhance many areas of corporate governance, including: board structure; election of directors/right of stockholders to call special meetings; elimination of antitakeover provisions; compensation practices; and equity ownership requirements.

Specifically, corporate governance actions taken by the Board include:

Board Structure

■	Board Independence. Currently, 11 of MMC’s 12 directors are independent.

■

Independent Chairman. In 2005, MMC separated the roles of chief executive officer and chairman by selecting an independent director to act as chairman of the Board. In 2006, we confirmed this approach as a general matter of MMC policy.

■

Offer to Resign upon Change in Circumstances. In 2006, the Board adopted a policy stating that any director undergoing a significant change in personal or professional circumstances must offer to resign from the Board.

Election of Directors /Right of Stockholders to Call Special Meetings

■	Majority Voting in Director Elections. In 2006, the Board amended MMC’s by-laws to provide that in uncontested elections, director candidates must be elected by a majority of the votes cast.

■

Stockholder Right to Call Special Meetings. In 2009, the Board amended MMC’s by-laws to allow stockholders of record of at least twenty percent (20%) of the voting power of the outstanding common stock of MMC to call a special meeting.

Elimination of Antitakeover Provisions

■	Expiration of Poison Pill. In 2007, the Board allowed MMC’s Rights Agreement to expire without renewal.

■

Annual Election of Directors. In 2008, MMC stockholders approved a company–sponsored amendment to MMC’s charter to eliminate a classified board structure. Beginning at MMC’s 2009 annual meeting, directors were elected for one-year terms, with the entire Board up for reelection annually beginning in 2011.

Compensation Practices

■

Compensation Structure for Independent Directors. In 2007, the Board revamped its director compensation structure to provide greater transparency to investors; among other steps, the Board abolished meeting fees and retainers for non-chair committee membership.

■

Stockholder Approval of Severance Agreements. In 2007, the Compensation Committee approved a policy requiring that MMC obtain stockholder approval for severance agreements with certain senior executives that provide for cash severance that exceeds 2.99 times his or her base salary and three-year average annual short-term incentive award.

■

“Double-Trigger” Condition for Vesting of Equity-Based Awards upon a Change in Control. In 2007, the Compensation Committee directed that a “double-trigger” condition apply to the vesting of all equity-based awards granted after March 15, 2007 upon a change in control of MMC.

■

Bonus “Clawback” Policy. In 2007, the Compensation Committee adopted a policy that MMC will seek to recoup (or “claw back”) certain senior executive bonuses in the event of misconduct leading to a financial restatement.

Equity Ownership Requirements

■

Senior Executive Equity Ownership Requirements. In 2006, the Board approved equity ownership standards, requiring senior executives to acquire, within five years, MMC equity with a value equal to a specified multiple of base salary.

■

Director Equity Ownership Requirements. In 2006, the Board established an affirmative requirement that directors acquire and hold a minimum of $100,000 worth of MMC equity within three years of joining the Board.

MMC’s current corporate governance structure is a sound one that is reviewed regularly to consider governance developments and best practices and that empowers its stockholders to express their concerns on important corporate matters.

For these reasons, the Board of Directors recommends that you vote AGAINST this proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER ITEMS OF BUSINESS FOR 2011 ANNUAL MEETING

Stockholder Proposals under Rule 14a-8

Pursuant to Rule 14a-8, if a stockholder wants MMC to include a proposal in our proxy statement and form of proxy for presentation at our 2011 annual meeting of stockholders, the proposal must be received by MMC at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, not later than November 30, 2010. The proposal must be sent to the attention of MMC’s Corporate Secretary, and must comply with all relevant SEC requirements.

Other Stockholder Proposals

Article II, Section 2.10, of MMC’s by-laws sets forth certain requirements that a stockholder must follow if the stockholder wants to nominate a person for election as director or propose an item of business (“other stockholder business”) under the by-laws at an annual meeting of stockholders. To properly bring the nomination or other stockholder business before an annual meeting, the proponent must be a stockholder of record both at the time the relevant notice of proposal is submitted and at the time of the annual meeting and be entitled to vote at the annual meeting, and comply with certain notice procedures. In the case of other stockholder business, the business must otherwise be a proper matter for stockholder action in accordance with law, MMC’s Certificate of Incorporation and MMC’s by-laws. The notice of proposal (nominating a person for election as director or proposing other stockholder business) also must comply with certain procedures regarding timeliness and form. The notice must be delivered to the MMC Corporate Secretary at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, within the same time frame as described above under “Board of Directors and Committees—Stockholder Nominations for Director Candidates”. Among other things, the notice of proposal must provide: (i) certain information about the proposing stockholder; (ii) certain information about the person nominated for director (as applicable) and (iii) if proposing other stockholder business, certain information regarding the proposing stockholder’s interest in such business. Details on the information required to be submitted with any notice of proposal are set forth in Article II, Section 2.10 of MMC’s by-laws.

MMC

MARSH MERCER KROLL
GUY CARPENTER OLIVER WYMAN

FSC
Mixed Sources
Product group from well-managed forests, controlled sources and recycled wood or fiber
www.fsc.org Cert no. SCS-COC-000648
© 1996 Forest Stewardship Council

MARSH & McLENNAN COMPANIES, INC.

1166 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the cut-off date, which is May 17, 2010 for shares held in a Plan (as defined on the reverse of this proxy card), and May 19, 2010 for all other registered shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by MMC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the cut-off date, which is May 17, 2010 for shares held in a Plan (as defined on the reverse of this proxy card), and May 19, 2010 for all other registered shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M20991-P93640_Z52224	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MARSH & McLENNAN COMPANIES, INC.

The Board of Directors recommends you vote FOR the following directors:
Item 1.	Election of Directors	For	Against	Abstain

	1a. Leslie M. Baker	☐	☐	☐

	1b. Zachary W. Carter	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1c. Brian Duperreault	☐	☐	☐	Item 2.	Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐

	1d. Oscar Fanjul	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:

	1e. H. Edward Hanway	☐	☐	☐	Item 3.	Stockholder Proposal: Shareholder Action by Written Consent	☐	☐	☐

	1f. Gwendolyn S. King	☐	☐	☐

	1g. Bruce P. Nolop	☐	☐	☐

	1h. Marc D. Oken	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners
Please indicate if you plan to attend this meeting.		☐	☐		should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M20992-P93640_Z52224

MARSH & McLENNAN COMPANIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2010 ANNUAL MEETING

FOR ALL STOCKHOLDERS:

The undersigned hereby appoints Peter J. Beshar and Luciana Fato proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 20, 2010 at 10:00 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York 10020 and at any adjournment thereof.

FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN THE MARSH & McLENNAN COMPANIES 401(k) SAVINGS & INVESTMENT PLAN, MARSH & McLENNAN AGENCY 401(k) SAVINGS & INVESTMENT PLAN, MERCER HR SERVICES RETIREMENT PLAN AND/OR THE PUTNAM RETIREMENT PLAN:

This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies 401(k) Savings & Investment Plan (the “SIP”), Marsh & McLennan Agency 401(k) Savings & Investment Plan (the “MMA Plan”), Mercer HR Services Retirement Plan (the “Mercer Plan”) and the Putnam Retirement Plan (each a “Plan”, and collectively, the “Plans”), who have the right to instruct the trustees under each Plan to vote the shares of stock of Marsh & McLennan Companies, Inc. (“MMC”) held under the Plans on their behalf, subject to Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By signing and returning this card, the undersigned directs the trustees under each Plan to vote in person or by proxy all shares of MMC stock held under the Plans on behalf of the undersigned upon all matters at the Annual Meeting of Stockholders of MMC on May 20, 2010 and at any adjournment thereof. Provided this card is received by May 17, 2010, voting rights will be exercised by the trustees as directed or, if the card is signed but does not provide voting instructions, it will be deemed a direction to vote FOR items 1 and 2 and AGAINST item 3. Under each Plan, the trustees of the Plan shall vote all undirected and all unallocated shares in the same proportion as those shares held in the Plan for which they have received a signed instruction card, except as otherwise provided in accordance with ERISA. Under the SIP, MMA Plan and Mercer Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of the shares of MMC stock held under the Plans on their behalf and their proportionate shares of undirected or unallocated shares. Participants in the Plans cannot vote at the meeting and may only vote these shares as provided in this paragraph.

PROVIDED THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS PROPERLY EXECUTED, BUT NO DIRECTIONS ARE MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)